UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FERRO CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FERRO CORPORATION 6060 PARKLAND BOULEVARD, SUITE 250 MAYFIELD HEIGHTS, OHIO 44124 USA TELEPHONE: (216) 875-5600 FACSIMILE: (216) 875-5627 WEBSITE: www.ferro.com

March 23, 2017

Dear Shareholder:

I cordially invite you to attend the 2017 Annual Meeting of Shareholders of Ferro Corporation, which will be held on April 27, 2017. The meeting will be held at the Hyatt Place Cleveland/Lyndhurst/Legacy Village, 24665 Cedar Road, Lyndhurst, Ohio 44124, and will begin at 9:00 a.m. (Eastern Time). At the 2017 Annual Meeting, shareholders will (i) vote on the election of seven Directors, (ii) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) vote in a non-binding advisory capacity to approve our executive compensation, (iv) vote in a non-binding advisory capacity to approve the frequency of the advisory vote on our executive compensation, and (v) transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 14, 2017 are entitled to vote at the 2017 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting.

I look forward to seeing you at the 2017 Annual Meeting.

Very truly yours,

PETER T. THOMAS
Chairman, President and Chief Executive Officer

Ferro Corporation 2017 Proxy Statement	i

ii	Ferro Corporation 2017 Proxy Statement

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

The following summary highlights information relating to the 2017 Annual Meeting of Shareholders and executive compensation and corporate governance matters. Additional information is included in this Proxy Statement.

2017 Annual Meeting of Shareholders

General Information
Time and Date	April 27, 2017 at 9:00 A.M. (Eastern Time)
Place	Hyatt Place Cleveland Lyndhurst/Legacy Village 24655 Cedar Road Lyndhurst, Ohio 44124
Record Date	March 14, 2017

Voting Matters and Recommendations
Voting Matter	Board Recommendations
Election of seven Directors	FOR ALL NOMINEES
Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ending December 31, 2017	FOR
Vote in a non-binding advisory capacity to approve our named executive officer compensation	FOR
Vote in a non-binding advisory capacity to approve the frequency of the advisory vote on our executive compensation	ONE YEAR

Ferro Corporation 2017 Proxy Statement	iii

PROXY STATEMENT SUMMARY

The Board of Directors and management believe that good corporate governance enhances investor confidence in the Company. The Company has implemented and fostered a culture of good corporate governance, which includes the following:

Governance Highlights

✓	All Directors are elected annually	✓	The Board has an independent Lead Director

✓	Board has adopted a proxy access provision	✓	Board committees are 100% comprised of independent Directors

✓	Majority voting and resignation policy for uncontested Director elections	✓	Independent Directors and Board committees meet regularly and frequently without management present

✓	The Board follows published Governance Guidelines	✓	Annual Board and committee evaluations

✓	Each committee of our Board of Directors has a published charter that is reviewed and discussed at least annually	✓	A majority portion of Director compensation is in the form of deferred stock units that must be held until service as a Director ceases

✓	None of our Director nominees serve on an excessive number of boards	✓	Refreshed Board, with half of current Directors serving 5 years or less, and only one Director serving more than 9 years

The table below highlights key aspects of our executive compensation program.

Executive Compensation Highlights

✓	Compensation program designed to reward long-term, sustainable value creation	✓	Restricted stock awards to executives are generally subject to three-year minimum vesting followed by a two-year holding period once vested

✓	Executive officers are subject to stock ownership guidelines of five times salary for CEO and three times salary for other executives	✓	Change-in-control agreements entered into after 2009 do not include tax gross-ups

✓	Clawback policy to recoup incentive-based compensation paid as a result of a material misstatement of financial results	✓	Equity awards granted since 2014 have double trigger vesting for a change-in-control

✓	No executive officer has an employment agreement with the Company	✓	Employees and Directors are not permitted to hedge their Ferro equity

✓	Long-term incentives comprise a significant portion of target compensation for executive officers (42%-62%)	✓	Executive officers receive no perquisites

iv	Ferro Corporation 2017 Proxy Statement

GENERAL INFORMATION

GENERAL INFORMATION

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s 2017 Annual Meeting of Shareholders.

What if I wish to attend the meeting?

Attendance at the meeting is limited to the Company’s shareholders and its invited guests. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker (i.e., in “street name”), you also will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

Even if you wish to attend the meeting, we urge you to cast your vote prior to the meeting using the enclosed proxy card or voting via the Internet or telephone. If you choose to vote in person at the meeting, it will revoke any previous proxy submitted. If you hold your shares in street name and wish to vote in person at the meeting, you must provide a legal proxy obtained from your bank or broker.

Please note that participants in the Ferro Corporation 401(k) Plan are not entitled to vote in person at the meeting by virtue of participating in such Plan. Only the Trustee of such Plan is authorized to vote shares held by participants on their behalf. (Please see “If I am a participant in the Ferro Corporation 401(k) Plan, how do I vote?” below.)

Who is entitled to vote at the meeting?

The record date for this meeting is March 14, 2017. On that date, Ferro had 83,633,794 shares of common stock (“Common Stock”) outstanding. Each of these shares will be entitled to one vote at the meeting. Shareholders may not cumulate votes in the election of Directors.

If I am a shareholder of record of Common Stock, how do I vote?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record with respect to those shares and you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Over the Internet: You may visit the website indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

By Mail: You may mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

Ferro Corporation 2017 Proxy Statement	1

GENERAL INFORMATION

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the 2017 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

If I am a participant in the Ferro Corporation 401(k) Plan, how do I vote?

If you are a participant in the Ferro Corporation 401(k) Plan (the “Plan”), you have the right to instruct Great-West Trust Company, LLC, as Trustee, to vote the shares allocated to your Plan account. If you do not give voting instructions or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received timely voting instructions.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

o	Submitting your vote at a later time via the Internet or telephone;

o	Submitting a properly signed proxy card with a later date that is received at or prior to the 2017 Annual Meeting;

o	Attending the 2017 Annual Meeting and voting in person (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or

o	Providing notice, either in writing before the meeting to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA or at the meeting itself.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

o	FOR the election of the seven nominees for Director named on page 4.

o	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017.

o	FOR the approval of the compensation of the Company’s named executive officers.

o	ONE YEAR for the frequency of the advisory vote on executive compensation.

o	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the 2017 Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

2	Ferro Corporation 2017 Proxy Statement

GENERAL INFORMATION

If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2017 Annual Meeting.

If you are a participant in the Plan and do not instruct Great-West Trust Company, LLC, as Trustee, to vote the shares allocated to your Plan account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received timely voting instructions.

What should I do if I have questions?

If you have any questions or require any assistance with voting your shares of Common Stock, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Ferro Corporation 2017 Proxy Statement	3

PROPOSAL ONE: ELECTION OF DIRECTORS

PROPOSAL ONE: ELECTION OF DIRECTORS

At the 2017 Annual Meeting, the Shareholders will consider the election of seven Directors, each to serve a one-year term. Each of the nominees for election is a current Director.

As previously disclosed, Jeffry N. Quinn resigned from the Board of Directors, effective as of September 1, 2016. Mr. Quinn’s resignation was not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. On October 20, 2016, the Board of Directors increased the size of the Board to eight members and appointed Andrew M. Ross and Allen A. Spizzo as members of the Board.

Nominees for Election at this Annual Meeting

The current terms of all Directors will expire on the day of the 2017 Annual Meeting. The Board has nominated Messrs. Hipple, Hyland, Lorber, Ross, Spizzo, Thomas and Vargo, who all currently serve as Directors, for re-election to the Board at this Annual Meeting. Mr. Pistell has not been nominated for re-election as a Director at this Annual Meeting consistent with the retirement policy contained in the Company’s Corporate Governance Principles, which provides that Directors are expected to retire from the Board at the annual meeting following their 70th birthday. Following is certain information about the Directors nominated by the Board for re-election at this Annual Meeting, including the skills and qualifications considered by the Governance & Nomination Committee and the Board of Directors in making their nominations. For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 14, 2017, the record date for the 2017 Annual Meeting, and includes shares that the Director owns directly or indirectly as well as deferred stock units, restricted stock units or performance share units that are converted to Common Stock upon settlement, but do not have any current voting rights. For additional information on Common Stock ownership, refer to “Stock Ownership by Directors and Executive Officers”.

RICHARD J. HIPPLE
Age:	64
First Became a Ferro Director:	2007
Common Stock Owned:	76,100 shares
Committee Assignments:	Compensation Committee (Chair)
Governance & Nomination Committee

Biographical Information:

Mr. Hipple currently serves as the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since May 2006 and President of Materion since May 2005. Mr. Hipple was Vice President of Strip Products of Materion from July 2001 until May 2002, when he became President of Alloy Products of Materion. Prior to joining Materion, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

Mr. Hipple also serves as a director of Key Corp., a bank-based financial services company, and as Chairman of the Trustees for the Cleveland Institute of Music.

Skills and Qualifications:

Mr. Hipple has leadership and management experience with a business that produces and supplies high performance engineered materials globally. Mr. Hipple currently serves as chairman of the board, chief executive officer and president of a publicly traded company. He provides the Board with insight and experience leading an international public company comparable in size to Ferro. He also brings experience serving on the boards of directors of other publicly traded companies.

4	Ferro Corporation 2017 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

GREGORY E. HYLAND
Age:	66
First Became a Ferro Director:	2009
Common Stock Owned:	65,500 shares
Committee Assignments:	Compensation Committee Governance & Nomination Committee

Biographical Information:

Mr. Hyland currently serves as Executive Chairman of Mueller Water Products, Inc., a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Prior to assuming his current position in January 2017, Mr. Hyland served as Chairman, President and Chief Executive Officer of Mueller Water Products, Inc., a position he assumed in December 2006 when Walter Industries, Inc. divested that business to its shareholders. From September 2005 until December 2006, Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Industries, Inc. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June 2005 to September 2005 and as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005. Mr. Hyland also has held executive positions with Tyco International and Textron Corporation.

Skills and Qualifications:

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries, offering breadth of knowledge that benefits the Company’s business units. In addition, Mr. Hyland brings to the Board experience serving as the chairman, chief executive officer and president of another publicly traded company that sells, as Ferro does, into the building and construction industry.

DAVID A. LORBER
Age:	38
First Became a Ferro Director:	2013
Common Stock Owned:	61,328 shares
Committee Assignments:	Governance & Nomination Committee Compensation Committee

Biographical Information:

Mr. Lorber is a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager since January 2007. He is also a Co-Founder and Principal of FrontFour Capital Corp., an investment adviser. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006. He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001.

Mr. Lorber formerly served as a director of Aerojet Rocketdyne Holdings, Inc. (formerly, GenCorp Inc.), a technology-based manufacturer of aerospace and defense products and systems with a real estate segment. Mr. Lorber also formerly served as a director of Huntingdon Capital Corp., a real estate company, and Fisher Communications Inc., a media company acquired by Sinclair Broadcast Group, Inc. in August 2013.

Skills and Qualifications:

Mr. Lorber has significant financial, investment and real estate industry experience. He also brings to the Board experience in corporate governance and business oversight as a result of having served on other public company boards.

Ferro Corporation 2017 Proxy Statement	5

PROPOSAL ONE: ELECTION OF DIRECTORS

ANDREW M. ROSS
Age:	55
First Became a Ferro Director:	2016
Common Stock Owned:	5,600 shares
Committee Assignments:	Audit Committee

Biographical Information:

Mr. Ross is the former President of the Pigments and Additives business of Rockwood Holdings, Inc. (“Rockwood”), a performance additives and titanium dioxide business that was sold to Huntsman Pigments in October 2014. Prior to that position he served in various management roles and led a number of initiatives at Rockwood that significantly increased sales and profitability of its color pigments business, including several multi-national acquisitions, acquisition integrations, and operational efficiency optimization projects. Mr. Ross’ career has included senior leadership roles in family-owned, private equity-sponsored and publicly owned companies.

Skills and Qualifications:

Mr. Ross has more than 25 years of experience in the pigments and performance additives industry. He has served in a number of senior management positions and has valuable experience in strategic acquisitions. Mr. Ross also has a background in corporate finance.

ALLEN A. SPIZZO
Age:	59
First Became a Ferro Director:	2016
Common Stock Owned:	3,600 shares
Committee Assignments:	Audit Committee

Biographical Information:

Mr. Spizzo has been a business and management consultant focused on the chemicals, materials, biotechnology and pharmaceutical industries, since November 2008, and he also serves as an investment adviser and asset management trustee. He served as Vice President and Chief Financial Officer of Hercules Incorporated (“Hercules”), a former S&P 500 specialty chemicals company, from March 2004 until the company was sold to Ashland Inc. in November 2008. He served as Vice President, Corporate Affairs, Strategic Planning and Corporate Development of Hercules from July 2002 to March 2004. He served as Vice President, Investor Relations and Strategic Planning of Hercules from 2000 to July 2002. Prior to that, he served in other capacities with Hercules since 1979.

Mr. Spizzo currently serves on the board of directors for Global Specimen Solutions, Inc., a privately held informatics company serving the pharmaceutical and biotech industries headquartered in Raleigh, North Carolina. He recently served on the board of directors of OM Group, Incorporated until its sale in 2015.

Skills and Qualifications:

Mr. Spizzo has extensive experience in the specialty chemicals industry. He has served in a number of senior management positions in key corporate functions, including finance, strategic planning, corporate development and investor relations. He has also served on the board of another publicly traded chemical and materials company.

6	Ferro Corporation 2017 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

PETER T. THOMAS
Age:	61
First Became a Ferro Director:	2013
Common Stock Owned:	1,194,305 shares
Common Stock Under Option:	852,733 shares

Biographical Information:

Mr. Thomas was appointed President and Chief Executive Officer of Ferro and was elected to the Board in April 2013 after serving as interim President and Chief Executive Officer since November 2012. Mr. Thomas was elected Chairman of the Board in April 2014.

Prior to his appointment as interim President and Chief Executive Officer, Mr. Thomas served as the Operating Vice President of Ferro’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro, Mr. Thomas was Vice President of the Oleochemical-Derivatives business unit for Witco Corporation. He also held positions at Witco Corporation as Vice President of Sales and Global Market Director.

Mr. Thomas also serves as a director of Innophos Holdings, Inc., a leading international producer of specialty ingredient solutions for the food, health, nutrition and industrial markets.

Skills and Qualifications:

Mr. Thomas brings to the Board a comprehensive understanding of Ferro’s business from his sixteen years with the Company in various positions of executive leadership. His deep knowledge of the business and familiarity with day-to-day operations allow him to contribute critical insight to the Board in shaping and executing Ferro’s strategy.

RONALD P. VARGO
Age:	62
First Became a Ferro Director:	2009
Common Stock Owned:	80,500 shares
Committee Assignments:	Audit Committee (Chair) Compensation Committee

Biographical Information:

Mr. Vargo served as Vice President and Chief Financial Officer of ICF International, a leading provider of consulting services and technology solutions to government and commercial clients, from April 2010 until May 2011. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Chief Financial Officer in 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP.

Mr. Vargo also serves as a director of EPAM Systems, Inc., a global IT services provider.

Skills and Qualifications:

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. In addition, Mr. Vargo has served in senior management positions at publicly traded companies, including as the chief financial officer of two publicly traded companies. Mr. Vargo also serves as a member of the board of another publicly traded company.

Ferro Corporation 2017 Proxy Statement	7

PROPOSAL ONE: ELECTION OF DIRECTORS

Each of the nominees has agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the 2017 Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the 2017 Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Vote Required for Approval

The seven nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote at the meeting will be elected Directors. The Board has adopted the “Policy of the Board of Directors Relating to Majority Voting” pursuant to which, in the event of an uncontested election—an election in which the number of nominees for Director does not exceed the number of Directors to be elected—a nominee that receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender to the Governance & Nomination Committee his or her resignation as a Director promptly following the certification of the election results. Abstentions and broker non-votes will not be considered as shares voted “for” or “withheld” in the election of nominees.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Messrs. Hipple, Hyland, Lorber, Ross, Spizzo, Thomas and Vargo.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of Messrs. Hipple, Hyland, Lorber, Ross, Spizzo, Thomas and Vargo. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Board Meetings and Attendance

During 2016, the Board met eight times and each Director attended at least 75% of the total number of meetings of the Board and the committees on which he served. In accordance with Ferro’s Corporate Governance Guidelines, the Directors are encouraged to attend the Annual Meetings of Shareholders. All of the Directors attended the 2016 Annual Meeting.

8	Ferro Corporation 2017 Proxy Statement

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance

The Board of Directors and management believe that good corporate governance enhances investor confidence in Ferro and increases shareholder value. Key aspects of Ferro’s good corporate governance include:

✓	The Board follows, both formally and informally, corporate governance principles designed to ensure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company;

✓	Directors are elected annually;

✓	In 2016, the Board amended the Code of Regulations to implement proxy access to enable eligible shareholders to nominate, and include in the Company’s proxy statement, Director nominees;

✓	All of the non-management members of the Board and all members of the Audit Committee, Compensation Committee, and Governance & Nomination Committee are independent under Ferro’s Guidelines for Determining Director Independence, which meet guidelines or exceed the independence standards set forth by the NYSE, and only one Board member is a Company executive;

✓	The non-management members of the Board regularly meet without the presence of management at Board meetings;

✓	The Audit Committee, Compensation Committee, and Governance & Nomination Committee regularly meet without the presence of management at committee meetings;

✓	The Board has adopted a majority voting policy in uncontested elections that requires a Director to tender his or her resignation if he or she does not receive a majority of votes “FOR” his or her election;

✓	Each committee of the Board has a charter that clearly defines the committee’s roles and responsibilities and is annually reviewed;

✓	All Directors, officers and employees are responsible for complying with Ferro’s policies on business conduct and ethics;

✓	The Board has implemented a Clawback Policy authorizing the Compensation Committee to recoup incentive-based compensation resulting from a material misstatement of financial results;

✓	Ferro has a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls and auditing matters, to encourage employees to report questionable activities to the legal department and Audit Committee;

✓	Ferro’s internal audit function maintains critical oversight over key areas of Ferro’s business and financial processes and controls, and reports directly to the Audit Committee;

✓	Ferro’s independent registered public accounting firm reports directly to the Audit Committee;

✓	The Compensation Committee’s compensation consultant does not provide any services to Ferro other than those provided to the Compensation Committee;

Ferro Corporation 2017 Proxy Statement	9

CORPORATE GOVERNANCE

✓	Ferro has established procedures for shareholders to communicate directly and confidentially with the Lead Director or the non-management Directors;

✓	A portion of Director fees is paid in deferred stock units that must be held until the Director ceases to serve on the Board;

✓	Each Director on the Board owns shares of Common Stock or Common Stock equivalents;

✓	Each Director on the Board and each member of the Board committees annually assesses the Board’s and Board committees’ execution of their responsibilities and oversight; and

✓	Each Director is assessed by fellow Board members regarding his or her performance and contributions on the Board.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles, which are available on Ferro’s website (www.ferro.com) and are intended to ensure that Ferro’s Director qualifications, committee structure and overall Board processes facilitate good corporate governance and independent oversight of the Company’s management.

Director Independence

The Board has also adopted formal Guidelines for Determining Director Independence, which are available on Ferro’s website (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination regarding the independence of members of the Board. The Guidelines meet or exceed the independence standards set forth in section 303A of the NYSE listing standards, and the Board has determined that all Directors and Director nominees, other than Mr. Thomas, recommended by the Board qualify as “independent” under such Guidelines.

Majority Voting Policy

The Board has adopted the Policy of the Board of Directors Relating to Majority Voting (the “Majority Voting Policy”). Pursuant to the Majority Voting Policy, in the event of an uncontested election—an election in which the number of nominees for Director does not exceed the number of Directors to be elected—where a nominee for Director receives more votes “withheld” from his or her election than votes “for” his or her election, such Director is expected to tender to the Governance & Nomination Committee his or her resignation as a Director. The Governance & Nomination Committee of the Board will then consider the resignation tendered and recommend to the Board whether to accept or reject it. If the Board rejects the Director’s resignation, the Director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If the Board accepts the Director’s resignation, then the Board in its sole discretion may fill any resulting vacancy or may decrease the number of Directors comprising the Board. The Governance & Nomination Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that they consider appropriate.

Board Committees

The Board of Directors has three standing committees, which are the Audit Committee, the Compensation Committee, and the Governance & Nomination Committee.

10	Ferro Corporation 2017 Proxy Statement

CORPORATE GOVERNANCE

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, compliance with legal and regulatory requirements relating to Ferro’s financial reports, Ferro’s independent registered public accounting firm’s qualifications, independence and performance, the performance of the internal audit and risk management functions, compliance with legal and ethical policies and accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the Company’s independent registered public accounting firm. The Audit Committee’s charter may be found on Ferro’s website (www.ferro.com).

Messrs. Pistell, Ross, Spizzo and Vargo currently serve on the Audit Committee, with Mr. Vargo serving as the Chair. Mr. Quinn served on the committee prior to his resignation effective September 1, 2016, after which Mr. Hyland was appointed to the Committee. Mr. Hyland served until Messrs. Ross and Spizzo joined the Committee in December 2016. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence. Each member of the Audit Committee has the requisite financial literacy required under section 303A of the NYSE listing standards to serve on the Audit Committee. Three members of the Audit Committee qualify as “audit committee financial experts,” as defined in section 407 of the Sarbanes-Oxley Act and the SEC’s rules under that statute, and offered to be designated as such. The Board has designated Mr. Vargo as the “audit committee financial expert.” (Mr. Vargo’s biography is on page 7 above.)

The Audit Committee met eight times in 2016. The Audit Committee’s report is on page 50 below.

Compensation Committee

The Compensation Committee is responsible for recommending policies for the compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. The Compensation Committee also oversees management’s administration of significant employee compensation and benefit plans. The Compensation Committee’s charter may be found on Ferro’s website (www.ferro.com).

Messrs. Hipple, Lorber and Vargo are the current members of the Compensation Committee, with Mr. Hipple serving as the Chair. Mr. Quinn served on the Committee from January 2016 until the 2016 Annual Meeting, at which time Mr. Lorber was appointed to the Committee. Each member of the Compensation Committee is “independent” under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Compensation Committee met five times in 2016. The Compensation Committee’s report is on page 31 below.

The Compensation Committee retained Exequity LLP (the “Compensation Consultant”) to serve as its compensation consultant in 2016. The Compensation Consultant assisted with the design of pay plans and with reviewing the effectiveness and competitiveness of the Company’s compensation programs. The Compensation Consultant provided the Compensation Committee and management with market data on the compensation programs of peer companies. The Compensation

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CORPORATE GOVERNANCE

Consultant did not provide any other services to the Company. To ensure that the Compensation Consultant’s consulting services remain independent and objective, the Compensation Committee and the Compensation Consultant have taken the following steps: (i) the Compensation Consultant reported directly to the Compensation Committee Chair; (ii) at least annually, the Compensation Committee conducts a review of the Compensation Consultant’s performance; and (iii) the Compensation Consultant’s fees were not linked to the size of the Company’s executive compensation programs. The Compensation Committee has reviewed the independence of the Compensation Consultant, including the “independence” factors contained in section 303A of the NYSE’s listing standards, and determined that the services provided by the Compensation Consultant do not raise any conflicts of interest.

The Chief Executive Officer (“CEO”) and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the CEO) based on competitive market data, internal pay equity, responsibilities and performance. The Compensation Committee makes all final determinations regarding executive officer compensation, including salary, bonus targets, equity awards, and related performance goals. From time to time, the Compensation Committee delegates to the CEO and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page 17 below.

Governance & Nomination Committee

The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the Corporate Governance Principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for election as Directors and recommending to the Board the composition and chairs of each committee. The Governance & Nomination Committee’s charter may be found on Ferro’s website (www.ferro.com).

Messrs. Hyland, Hipple and Lorber currently serve on the Governance & Nomination Committee, with Mr. Hyland serving as the Chair. Dr. Jennie Hwang and Mr. Peter Kong served on the Committee from January 2016 until the 2016 Annual Meeting, at which time Mr. Hipple was appointed to the Committee. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Governance & Nomination Committee met four times in 2016.

The Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews, and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity, and compatibility with existing Board members. The Governance & Nomination Committee may also consider such other factors as it deems appropriate and in the best interests of the Company and its shareholders.

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CORPORATE GOVERNANCE

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service, or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee considers the desired skills and experience that it would like Director candidates and the Board as a whole to have in light of the criteria outlined above. The Governance & Nomination Committee considers potential Director candidates that may be recommended by the Board, senior management, shareholders and consultants. All candidates, regardless of the source of the recommendation, are considered in the same manner.

The Governance & Nomination Committee considered each Director’s leadership experience, specific industry or manufacturing experience, and familiarity with global operations. The Directors hold or have held executive officer positions or serve or have served on boards of Directors in organizations that have provided them experience in operations, management, risk management, governance and leadership development. The Board and the Governance & Nomination Committee believe that these skills and qualifications, combined with diverse backgrounds and the ability to work in a positive and collegial fashion, benefit Ferro and Ferro’s shareholders by creating a strong and effective Board.

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders in accordance with the provisions in the Company’s Code of Regulations. Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA, not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. The recommendation notice should include the information required by the Company’s Amended and Restated Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a Director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a Director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Board Leadership Structure

Ferro’s Board leadership structure consists of a combined CEO and Chairman of the Board and a Lead Director. Ferro believes that a combined CEO and Chairman of the Board role is appropriate because it provides an efficient and effective leadership structure for Ferro. It promotes alignment between the Board and management on Ferro’s strategic objectives, facilitates effective presentation of information to enable the Board of Directors to fulfill its responsibilities, and allows for productive and effective Board of Directors’ meetings.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by the Lead Director. Neither the CEO nor any other member of management attends these meetings except in limited circumstances if requested by the Directors. Following each executive session, the Lead Director or the other non-management Directors share with the CEO or other members of senior management such observations, comments or concerns as the Lead Director and the other non-management Directors deem appropriate. Mr. Hyland, the Chair of the Governance & Nomination Committee, currently serves as the Lead Director.

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CORPORATE GOVERNANCE

The independent Directors have access to Ferro management as they deem necessary or appropriate, consistent with the Company’s Corporate Governance Principles. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee, and Compensation Committee meet periodically with members of senior management.

The Board continues to reexamine the Company’s corporate governance policies and leadership structure on an ongoing basis.

Board’s Role in Risk Management Oversight

The Board provides oversight of the Company’s risk management through its review of risks associated with the Company’s operations and strategic initiatives, both as a Board, and, as appropriate, through Board committees. The Audit Committee has the central role in risk management oversight on behalf of the Board. The Board receives periodic reports from the Audit Committee with respect to its discussions with management regarding Ferro’s guidelines and policies governing the assessment and management of risks, any major risk exposures and steps management has taken to monitor and control such exposures, and Ferro’s use of certain financial instruments. Management uses an enterprise risk management process to identify, assess, manage and mitigate risks to the Company. The CEO, Chief Financial Officer (“CFO”), head of Internal Audit and General Counsel of the Company each periodically report to the Audit Committee with respect to risk management. In addition, the CFO and Treasurer each periodically report to the Audit Committee with respect to financial risk management and Ferro’s use of certain financial instruments. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing Ferro’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking. The Compensation Committee also periodically reports to the Board.

Other Corporate Governance Measures

Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website (www.ferro.com), and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA. The Audit Committee is responsible for the review of the Company’s legal and ethical policies. The Audit Committee must approve any exception or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, the CFO and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s website within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline that allows employees throughout the world to report confidentially violations of the Company’s legal and ethical conduct policies, consistent with local legal requirements and subject to local legal limitations. In addition, the Governance & Nomination Committee is responsible for reviewing and approving any related party transactions. Any shareholder or other interested party who wishes to communicate directly and confidentially with the Lead Director or the non-management Directors as a group may contact the non-management Directors at the following website: www.ferrodirectors.com. The non-management Directors will handle such communications with appropriate confidentiality.

14	Ferro Corporation 2017 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in the Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Common Stock by (i) each current Director and the nominees for re-election, (ii) each executive officer named in the Summary Compensation Table on page 32 below, and (iii) all current Directors and current executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 14, 2017.

	Shares of Common Stock Owned Directly or Indirectly	Shares of Common Stock Underlying Options or Deferred Stock Units Exercisable Within 60 Days of Record Date	Total Shares of Common Stock	Percentage of Outstanding Common Stock
Directors
Richard J. Hipple(1)	53,300	22,800	76,100	*
Gregory E. Hyland(1)	42,700	22,800	65,500	*
David A. Lorber(1)	38,528	22,800	61,328	*
Timothy K. Pistell(1)	47,300	22,800	70,100	*
Andrew M. Ross(1)	2,000	3,600	5,600	*
Allen A. Spizzo(1)	0	3,600	3,600	*
Peter T. Thomas(2)	349,158	569,866	919,024	*
Ronald P. Vargo(1)	57,700	22,800	80,500	*
Officers Named in Summary Compensation Table
Jeffrey L. Rutherford	0	0	0	*
Benjamin Schlater(2)	0	7,882	7,882	*
Mark H. Duesenberg(2)	140,545	260,767	401,312	*
Ann E. Killian	16,466	184,700	201,166	*
10 Directors and Executive Officers as a Group(3)	731,231	959,715	1,690,946	2.02%

*	Less than 1 percent.

(1)	Amounts reported include shares held on behalf of each Director under the Ferro Director Deferred Compensation Plan because the Directors have the ability to direct the voting of shares held in such plan. Amounts reported include 22,800, or 3,600 in the case of Messrs. Ross and Spizzo, deferred stock units that would be converted into shares of Common Stock if the Director ceased to serve as a Director; however, the deferred stock units have no current voting rights.

(2)	Shares of Common Stock reported above do not include (i) 350,780, 54,200, 25,100, 62,400 and 21,400 restricted share units awarded to Messrs. Thomas, Rutherford, Schlater, Duesenberg and Killian, respectively, (ii) 385,900, 67,500 and 42,190 performance share units awarded to Messrs. Thomas, Duesenberg and Schlater, respectively, or (iii) 136,905 “phantom” shares held for the accounts of Messrs. Thomas, Rutherford, Schlater and Duesenberg in the Supplemental 401(k) Plan.

(3)	Shares reported above do not include 438,310 restricted share units awarded to the executive officers, 495,590 performance share units awarded to the executive officers or 136,905 “phantom” shares held for the accounts of the executive officers in the Supplemental 401(k) Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership (Shares of Common Stock)	Percentage of Outstanding Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	11,759,822	14.06%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,378,946	7.63%
Prudential Financial, Inc.(3) 751 Broad Street Newark, New Jersey 07102-3777	4,509,791	5.39%
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	5,103,973	6.10%

(1)	We obtained the information regarding the share ownership of Mario J. Gabelli and related entities from the Schedule 13D/A filed December 13, 2016, by Gabelli Funds, LLC, Teton Advisors, Inc., GAMCO Asset Management Inc., Mario J. Gabelli, GGCP, Inc., GAMCO Investors, Inc. and Associated Capital Group, Inc., which reported sole voting power as to 11,225,422 shares of Common Stock and sole dispositive power as to 11,759,822 shares of Common Stock.

(2)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 9, 2017, by The Vanguard Group, which reported sole voting power as to 165,849 shares of Common Stock, shared voting power as to 11,900 shares of Common Stock, sole dispositive power as to 6,206,197 shares of Common Stock and shared dispositive power as to 172,749 shares of Common Stock as of December 31, 2016.

(3)	We obtained the information regarding share ownership of Prudential Financial, Inc. (“Prudential”) from the Schedule 13G filed January 30, 2017, by Prudential, which reported sole voting power as to 62,719 shares of Common Stock, shared voting power as to 4,447,072 shares of Common Stock, sole dispositive power as to 62,719 shares of Common Stock and shared dispositive power as to 4,447,072 shares of Common Stock as of December 31, 2016. Jennison Associates LLC (“Jennison”) filed a separate Schedule 13G on February 2, 2017 reporting beneficial ownership of 4,477,526 shares of Common Stock, for which it reported sole voting power and sole dispositive power as to all such shares of Common Stock. Jennison is 100% owned by Prudential and is an investment adviser to several investment companies, insurance separate accounts and institutional clients. Jennison’s Schedule 13G states that as a result of Prudential’s ownership of Jennison, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s Common Stock. Jennison does not file jointly with Prudential, and as such, shares of the Company’s Common Stock reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G.

(4)	We obtained the information regarding share ownership from the Schedule 13G filed January 30, 2017, by BlackRock, Inc., which reported sole voting power as to 4,930,355 shares of Common Stock and sole dispositive power as to 5,103,973 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To Ferro’s knowledge, based solely on review of the copies of such reports furnished to Ferro, during the fiscal year ended December 31, 2016, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis is intended to provide investors with an understanding of our compensation policies and a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer, Chief Financial Officers and the other members of the Senior Management Committee for 2016, each a “named executive officer”:

Mr. Thomas	President and CEO
Mr. Rutherford	Ex-Vice President & Chief Financial Officer
Mr. Schlater	Vice President & Chief Financial Officer
Mr. Duesenberg	Vice President, General Counsel and Secretary
Ms. Killian	Ex-Vice President, Human Resources

On September 1, 2016, Mr. Rutherford stepped down from his position as Vice President & Chief Financial Officer, while continuing as an employee of the Company to ensure a smooth transition to the new Chief Financial Officer. On December 31, 2016, Mr. Rutherford’s employment was terminated. As a consequence of the termination of Mr. Rutherford’s employment, he was entitled to severance compensation in accordance with the terms of the Company’s Executive Separation Policy.

Mr. Schlater, who served as the Company’s Vice President of Strategy and Corporate Development since he joined the company in September 2015, was named Vice President & Chief Financial Officer effective September 1, 2016, succeeding Mr. Rutherford. In recognition of his appointment to this position, Mr. Schlater was provided with an equity award, as summarized below under the heading “2016 Executive Compensation Decisions.”

Ms. Killian, who had been the Company’s Vice President of Human Resources, retired March 1, 2016. She did not receive any severance compensation.

Executive Summary

Ferro is a leading functional coatings and color solutions company that has undergone significant change over the last few years. Ferro undertook a deliberate “shrink to grow” strategy called the “Value Creation Strategy.” The result was a transformation into a focused and fundamentally strong business, with both organic and inorganic growth, including nine acquisitions completed during 2015 and 2016.

Ferro is now a leader in its core markets and is positioned for significant opportunities for profitable growth. The opportunities for growth resulting from successful execution of the Value Creation Strategy became more apparent in 2016, as revenue, gross profit, and pre-tax income all increased relative to the prior year.

How Ferro Has Improved from 2013 to Today

In 2013, the Company announced its Value Creation Strategy designed to transform the Company from a diversified specialty chemicals company to a focused functional coatings and color solutions company. The Value Creation Strategy centered around:

1)	streamlining operations and reducing operating cost;

2)	divesting underperforming and non-core businesses; and

3)	pursuing high-value growth opportunities.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

The objective was to narrow the Company’s focus to enable it to leverage its strengths. These strengths include:

1)	business platforms that share core competencies such as color innovations, glass technology, application science, particle engineering know-how and formulation customization;

2)	shared manufacturing infrastructures and processes across business platforms;

3)	leadership positions in niche markets; and

4)	the ability to collaborate with customers to offer customized formulations.

Execution of the first phase of the plan, which included implementing cost reduction measures and eliminating redundancies, significantly improved the Company’s profitability through improved gross profit and reduced SG&A expense. In carrying out the second phase, the Company divested five non-core businesses during 2013 and 2014, which resulted in decreased revenue in the short-term but which also enabled the Company to focus on the businesses in which it has strong market positions. The divestitures also generated cash to position the Company to acquire higher growth, higher margin businesses in the third phase of the strategy.

Over 2015 and 2016, the Company has completed nine acquisitions that complement its core businesses, provide attractive margins, and improve its capabilities in important growth markets. The businesses that Ferro has acquired are adding to the top line, while also improving profit margins and earnings. The Company will continue to pursue strategic growth initiatives that can deliver higher-value products accompanied by leading technical support and service. Through acquisitions and internal development, the Company continues to pursue growth by complementing existing products and technologies, penetrating niche markets and entering emerging growth markets.

Management’s successful execution of the Value Creation Strategy has resulted in a more focused company with greater operational efficiency and an emphasis on core competencies that distinguish it competitively. The Company is well positioned strategically to leverage its infrastructure and market leading positions to generate stronger returns for shareholders. As a result, on a continuing business and constant currency basis, gross profit margin increased from 25.6% in 2013 to 31.4% in 20161 and EBITDA increased from $100.8 million in 2013 to $194.6 million in 2016.2

The Compensation Committee of the Board regularly monitors compensation relative to the market and has recognized that the CEO’s target compensation has risen above the 50th percentile of market pay, which the Compensation Committee generally targets for elements of executive compensation. During this critical period of transformation of the Company as Ferro transformed and its peer group changed, the Committee chose not to penalize the CEO by reducing his compensation when he was clearly quite successfully leading execution of the Value Creation Strategy. Accordingly, in establishing compensation for Mr. Thomas for 2017, the Compensation Committee determined not to make any increase to his base salary, target bonus or long-term incentives from the prior year levels, thereby bringing his compensation closer to the market, but still providing the opportunity for appropriate reward for strong performance. As the Company’s size changes, the Committee will continue to monitor the relative positioning of our CEO’s and NEOs’ pay and adjust or not adjust accordingly while considering factors beyond just market pay, i.e., including strategy execution, performance, retention and attraction of talent.

[1]	Gross profit margin has been adjusted to exclude several one-time items that impacted earnings. Please see reconciliation included in Appendix A.
[2]	EBITDA is a non-GAAP measure. Please see reconciliation included in Appendix A.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

How Ferro Performed in 2016

For the year ended December 31, 2016, net sales increased to $1.15 billion, a 6.5% improvement compared to $1.08 billion generated in 2015. On a constant currency basis, net sales increased 11.1%. Gross profit increased to $351.2 million from $301.7 million and the gross margin expanded 260 basis points, to 30.7% from 28.1% in the prior year. Reported gross profit for both years includes certain purchase accounting adjustments associated with recent acquisitions, pension and other postretirement mark-to-market adjustments, and currency related items in Venezuela. Adjusting for these items, the gross profit margins in 2016 and 2015 would have been 31.4% and 28.1%, respectively.

On an adjusted basis, 2016 full-year earnings per diluted share increased to $1.09 from $0.85, a 28.2% improvement over the prior year.3 Adjusted EBITDA improved to $194.6 million, reflecting 17.0% of sales, up from 14.4% in 2015.

Along with the above accomplishments, Ferro also completed five acquisitions during 2016. The Company acquired Cappelle, a leader in specialty, high-performance inorganic and organic pigments; ESL, a leader in electronic packaging materials; Ferer, a leading distributor and provider of customized, blended products and technical support primarily for the glass industry; Pinturas, a leader in waterborne industrial paints for application on glass substrates; and certain of the assets of Delta Performance Products, a producer of customized colorant blends. Integration of the acquired businesses is proceeding and the Company looks forward to the contributions of those businesses in the coming years.

Say-on-Pay

The Compensation Committee (the “Committee”) considered the most recent “say-on-pay” shareholder advisory vote held in April 2016 regarding the named executive officers’ compensation to be supportive of the Company’s pay practices. Approximately 93% of shareholder votes cast were in favor of the executive officer compensation as described in our proxy statement. The Company has achieved an average 96% of votes cast in favor of the executive officer compensation over the past five years. The Compensation Committee considered the outcome of the most recent “say-on-pay” vote and the views of shareholders shared with management and concluded that neither suggested a need for consideration of any significant changes to compensation practices at this time.

Alignment between Compensation and Performance

A substantial portion of annual compensation is in the form of long-term incentives, most of which are performance-based. Long-term incentives of performance share units (50%), stock options (30%), and restricted share units (20%), comprise 42%-62% of annual pay, as described on page 32. Payouts of performance share units are contingent upon the achievement of operating metrics over a three year period designed to deliver shareholder value. For example, payouts on 2017-2019 performance share units are contingent upon achievement of goals established for the three year period of Cumulative Gross Profit and Three-year Average Adjusted Free Cash Flow from Continuing Operations on Invested Capital, and include a Total Shareholder Return (TSR) modifier. This design ensures that the majority of compensation and the net worth of senior executives are linked to the performance of the Company stock and resulting shareholder returns. For the annual long-term incentive awards both performance share units and restricted share units have a three-year cliff vesting and the stock options have a three-year ratable vesting. The restricted share units are subject to an additional two-year holding period upon vesting.

[3]	Earnings per diluted share has been adjusted to exclude several one-time items that impacted earnings. Please see reconciliation included in Appendix A.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

The annual bonus also aligns the interests of executives with Company performance and shareholder returns. For 2016 and 2017, the annual bonus is determined by EBITDA and net sales growth, as described on pages 20, 21 and 27. In addition, a measurement of personal strategic objective attainment helps to ensure that the contributions of the individual executive officer to the strategic objectives of the Company is considered before final awards are made. The entire annual bonus is subject to recoupment (“clawback”).

Other Governance Features of the Executive Compensation Program

In addition to its pay for performance character, the integrity of the Company’s executive compensation program is reinforced by the following:

✓	The compensation program rewards executives for the long-term, sustainable value creation of the Company.

✓	Restricted share units granted to executive officers generally vest three years from the date of grant and, once vested, are subject to an additional two-year holding period.

✓	Fifty percent of long-term incentives are explicitly performance-based, while another 30% are based on share appreciation above the option exercise price.

✓	Executive officers are subject to stock ownership guidelines of five times salary for the CEO, three times salary for the CFO and two times salary for other executive officers.

✓	No executive officer is covered by an employment agreement. A severance policy provides for payments consistent with market practices of peer companies.

✓	Change-in-control agreements entered into with executives since 2010 do not include an excise tax gross-up or a modified single trigger provision.

✓	The 2013 Omnibus Incentive Plan incorporates a double-trigger provision for vesting of equity awards in the event of a change in control.

✓	Executive officers do not receive perquisites such as financial counseling, tax preparation, company cars, club memberships, personal use of company aircraft or other allowances.

✓	Non-qualified plans do not provide for any premium or guaranteed investment returns.

✓	No employees or directors are permitted to hedge their equity-based compensation awards or the value of the securities they hold.

✓	A Clawback Policy authorizes the Compensation Committee to recoup incentive-based compensation resulting from a material misstatement of financial results.

✓	The Compensation Committee reviews on an annual basis comprehensive tally sheets, illustrating the total compensation for the most recent two years for each executive officer.

Implications of 2016 Performance on 2016 Pay

The Company’s compensation plans have been designed with strong linkage between the financial performance of the Company and the payouts made to executive officers. The Annual Incentive Plan (“AIP”) is structured to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target financial performance. The financial AIP goals are established based on the budget in the annual operating plan approved by the Board of Directors and, for 2016, determined 90% of an executive’s AIP opportunity. For 2016, the financial goals for all executive officers were Company EBITDA and net sales growth. Achievement of strategic personal performance goals accounted for 10% of an executive’s AIP opportunity.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Actual results for the AIP financial metrics were above target for EBITDA and net sales growth. Consequently, annual cash compensation paid to executive officers for 2016 was above individual target levels and generally was above market median, consistent with the plan design of delivering rewards that are above market median for performance that is above targeted results.

In December of 2015, the Compensation Committee reviewed the configuration of the long-term incentive program for executive officers, and decided to continue delivering long-term incentive awards consisting of 50% in performance share units, 30% in stock options and 20% in restricted share units. Further reinforcing the pay for performance relationship and the financial goals associated with the growth phase of the Company’s value creation strategy, the metrics chosen for the performance share unit grants for the 2016-2018 period were three-year average return on invested capital and cumulative gross margin; each weighted at 50%. The goals for the 2016-2018 performance period include a TSR Modifier, based on Ferro’s three-year TSR compared with the TSR for the Specialty Chemicals Index for that period. If Ferro’s TSR is at or above the 75th percentile, the payout based on achievement of the financial goals will be increased by 20%. If Ferro’s TSR is at or below the 25th percentile, the payout based on achievement of the financial goals will be decreased by 20%.

Consistent with the methodology followed in 2015, the number of shares granted on February 17, 2016 was calculated based on the average closing stock price during the prior calendar month. The use of an average stock price mitigates the possibility that a significant one-day change in stock value will have a material impact on the number of stock options or share awards granted. For grants made on February 17, 2016, the average closing price during the month of January 2016 used to determine the awards was $9.48 and the actual grant date share price reported in the Summary Compensation Table (“SCT”) was $9.60.

Executive Compensation Philosophy and Guiding Principles

Ferro is committed to the following guiding principles in the design of its executive compensation program.

•	Attract, Retain, and Align: Provide a total compensation opportunity that will attract and retain an experienced and high-performing senior management team, and direct their efforts toward the achievement of the Company’s financial goals and generation of shareholder value.

•	Reward Achievement: Maintain a strong “pay for performance” character by aligning rewards with proven financial results and changes in shareholder value so that exceptional achievements generate pay that is above market medians and performance below targets yields compensation that is below market medians.

•	Remain Competitive: Target aggregate expenditures for each compensation element generally at the 50th percentile of competitive market practices, which includes a custom peer group as well as a general industry group comprised of companies with comparable revenues. In addition to market practices, factors such as experience, performance, future potential, internal equity and attraction of talent are also considered in establishing compensation. Oversight of Executive Compensation.

•

Compensation Committee: The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the CEO and the other members of the Senior Management Committee. The Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and oversees management’s administration of the other

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

significant employee compensation and benefit plans. In carrying out its oversight responsibilities, the Committee is supported by an independent executive compensation consultant and management as further described below. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive management compensation.

•	Management: Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures the Company’s compensation plans are administered in accordance with the provisions of the plans. The CEO and Vice President of Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses and make recommendations with respect to awards to members of the Senior Management Committee, excluding the CEO. The Committee makes its decisions with respect to the compensation of the CEO in executive session, without the presence of management.

•	Independent Compensation Consultant: The Committee has retained Exequity LLP, an independent compensation consultant, to advise on executive compensation matters. The Compensation Consultant reports directly to the Committee and provides expertise to the Committee and management on the design of appropriate executive compensation plans, analysis of the effectiveness of existing plans and the market-competitiveness of base salary, annual incentive levels and long-term incentive awards. The Compensation Consultant also provides advice to the Committee and management on the competitive elements of the pay program for non-employee Directors. The Compensation Consultant did not provide any additional services to the Company during 2016. In connection with its engagement of Exequity LLP, the Committee conducted a conflict of interest assessment and found that no conflicts of interest exists.

Components of Executive Compensation

Total Rewards
Annual Cash	Long-term Incentives
- Base Salary	- Stock Options
- Annual Incentive	- Restricted Share Units
- Performance Share Units
Other Benefits
- 401(k) Plan	- Deferred Compensation Plan
- Supplemental 401(k) Plan	- Change in Control Agreements

•	Base Salary: An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect changes in responsibilities, individual performance and external market conditions. The Company generally targets its base salary expenditures at the 50th percentile of the competitive market and considers factors such as performance and experience, internal pay equity, and scope and influence of the position in setting an individual’s base salary and overall compensation level. This helps ensure the Company’s ability to compete in the market for executive talent while maintaining fixed compensation costs at levels that are comparable to other companies of similar size.

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•	Annual Incentive: The Company’s AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined Company financial and strategic personal performance goals for the year. The AIP is designed to deliver incentive compensation at the 50th percentile of the competitive market for achievement of target performance levels. Target incentive opportunities, performance metrics, and performance goals are established by the Committee after reviewing and discussing management’s recommendations and are communicated to participants near the beginning of each year. Generally, the AIP operates as described below.

o	The financial AIP goals are linked to the financial goals in the annual operating plan approved by the Board of Directors and account for 90% of an executive’s 2016 incentive opportunity. Strategic personal performance goals, weighted at 10% in 2016, are established at the beginning of the year and are closely linked to the Company’s business and strategic objectives.

o	The Committee may adjust AIP performance results to account for certain special charges in exceptional or extraordinary circumstances where the effects of the charges are auditable.

o	At the Committee’s discretion, AIP payments earned by the CEO and each executive officer related to established financial goals may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year.

The Company has structured the AIP with the intent of satisfying the conditions of Section 162(m) of the Internal Revenue Code such that AIP payments do not count toward the limitation on the tax deductibility of compensation under Section 162(m). Funding for AIP is formulated and is a function of Gross Profit. In 2016, the maximum amount available to pay to our named executive officers was 1.5% of Gross Profit, defined as net sales less total cost of sales, for the fiscal year ended December 31, 2016. The maximum award for Mr. Thomas, as the Chief Executive Officer, was 55% of this pool, and the maximum amount that could be paid to each of the remaining named executive officers, other than Messrs. Rutherford and Schlater whose compensation is not subject to Section 162(m), was 15% of the pool. In addition, individual annual award amounts are limited to $4 million as provided in the 2013 Omnibus Incentive Plan.

•	Long-Term Incentives: In May 2013, the Company’s shareholders approved the 2013 Omnibus Incentive Plan (the “2013 LTIP”). LTIP grants in 2016 were made under the authority of the 2013 LTIP. The Company also has outstanding option awards under the 2006 and 2010 Long-Term Incentive Plans.

o	The LTIP is a critical component of the compensation program. It is designed to promote the Company’s long-term financial interests and growth, to attract, motivate, and retain key employees, and to align their interests with those of the Company’s shareholders. The LTIP is administered by the Committee. Annual grants to employees are made each year at the Committee’s February meeting. Management proposes to the Committee the employees who will participate in the program and the number of shares to be granted to each participant. The Committee reviews, discusses and approves the types and number of awards to be made to each participant, including the named executive officers, and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers during the course of the year. Long-term incentive grant values are generally targeted at the 50th percentile of the competitive market, but may be adjusted after consideration of other factors, which may include but are not limited to share availability, burn rate and unusual changes in stock price.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

o	The LTIP allows the Company to award several types of long-term incentives, e.g., stock options, stock appreciation rights, restricted shares or units, performance awards, other common stock-based awards (such as phantom common stock units and deferred common stock units) and dividend equivalent rights. For 2016, the forms and mix of LTIP awards granted to the named executive officers were as follows.

Performance Share Units. Performance share units are Common Stock equivalents that are earned contingent on operating results over periods that run for three consecutive fiscal years. The performance share units granted to executive officers by the Committee in 2016 will be earned at the completion of 2018, depending on the achievement of established three-year average return on invested capital and cumulative gross margin goals. The goals also include a Total Shareholder Return (TSR) Modifier, based on Ferro’s three-year TSR compared with the TSR for the Specialty Chemicals Index for that period. If Ferro’s TSR is at or above the 75th percentile, the payout based on achievement of the financial goals will be increased by 20%. If Ferro’s TSR is at or below the 25th percentile, the payout based on achievement of the financial goals will be decreased by 20%. At the end of the vesting period and only if the performance conditions have been met, the executives will receive one-half of the award value in non-forfeitable shares of the Company’s Common Stock, including the nominal amount of dividends paid on earned performance share units, if any, and the remaining one-half award value in cash.

Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Common Stock on the date the options are granted. All stock options have a maximum term of ten years. Stock options granted in 2016 vest evenly over the first three anniversaries of the grant date.

Restricted Share Units. Restricted share units are Common Stock equivalents that are granted to a recipient and that vest after a period of time has elapsed. Under the terms of the LTIP, subject to certain exceptions, restricted share units that vest based solely on the lapse of time may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. The restricted share units granted to executive officers by the Committee in 2016 vest three-years from the date of grant. These share units vest only if the executive is employed by the Company at the end of the vesting period or if his or her employment was terminated due to death, disability or a change in control during that period. Once vested, the restricted share units granted to executive officers are generally subject to a mandatory holding period of two years, at the end of which the shares of Common Stock are distributed and taxes paid. This approach strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles.

The Committee generally makes all LTIP awards to employees, including the named executive officers, at its February meeting. The exercise price of any awards, including stock option strike price, is determined by the closing price of Common Stock on the NYSE on the

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date the Committee approves the grants. From time to time during the year, the Committee (or the CEO pursuant to the authority delegated to him by the Committee) may grant LTIP awards to a new hire or to a current employee. In such cases, the strike price of any options granted is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted which, in the case of new hires, is the first date he or she is employed.

•	Other Benefits

o	Retirement Benefits. In previous years, the Company offered its employees a defined benefit plan known as the Ferro Corporation Retirement Plan (the “DB Plan”) and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. The plans were frozen as to new participants effective July 1, 2003 and no additional accruals have been made since 2006. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and under the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers are a qualified defined contribution 401(k) plan, called the Ferro Corporation 401(k) Plan (the “401(k) Plan”), and its companion non-qualified defined contribution plan, called the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). Eligible earnings include both the base salary and AIP award amounts. The Supplemental 401(k) Plan primarily provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan were it not for tax law limitations. The Supplemental 401(k) Plan allows participants the option of a deemed investment in either Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided.

o	Deferred Compensation Plan. Executive officers are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). There are no executive officers participating in the Deferred Compensation Plan at this time and no executive officer has a balance in the Deferred Compensation Plan. Deferrals under the plan have been suspended since 2010.

o	Change in Control Agreements. For many years, the Board has recognized that there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. Change in control agreements do not include an excise tax gross-up or a modified single trigger provision, except for those agreements entered into prior to 2010, and only one named executive officer has a grandfathered agreement. For additional information on payments to executive officers as a result of a change in control, see the discussion under Termination and Change in Control Payments beginning on page 40.

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Peer Group

For compensation decisions made in February 2016, the Compensation Consultant provided competitive market data for both a custom peer group and a 40-company general industry group.

The companies comprising the custom peer group were selected based on factors including company size (e.g., revenues, market capitalization and employees), products, end-use markets and degree of global operations. The annual revenues for the peer group companies generally ranged from one-half to two times the Company’s annual revenues, and these companies overlapped significantly with the Company’s businesses and end-use markets.

Based on changes in comparative revenues relative to the custom peer group selected in 2014, the Committee revisited the composition of the custom peer group at its June 2015 meeting to remove five companies whose revenues were considered too large relative to Ferro’s and to add two companies that were closer to Ferro in revenue. With the advice of its Compensation Consultant, the Committee approved the following custom peer group for purposes of making 2016 compensation decisions:

Compass Minerals International Inc.	Minerals Technologies Inc.
Cytec Industries Inc.	NewMarket Corporation
HB Fuller Company	OM Group Inc.
Hexcel Corporation	OMNOVA Solutions Inc.
Innophos Holdings Inc.	Rayonier Advanced Materials Inc.
Innospec Inc.	Sensient Technologies Corporation
Kraton Performance Polymers Inc.	Stepan Company
Martin Marietta Materials Inc.	Tronox Limited

Data for the custom peer group comes from the Equilar database and, for companies not reporting the information to Equilar, from proxy disclosures.

The general industry group represents companies from a broader range of industries, and is composed of 20 companies with revenues higher and 20 companies with revenues lower than the Company. The Compensation Consultant provides this list of companies and their pay practices to the Committee. Pay practices for the general industry group, all of which are reported to the Equilar database, establish a secondary reference point to confirm the validity of the findings from the custom peer group proxy statement analysis, and provide a broader perspective on compensation practices across the market within which the Company competes for senior executives.

Data from the custom peer group and general industry group were used to identify competitive base salaries, annual incentive targets, target total cash compensation, long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the CEO and other executive officers. These competitive pay levels served as a basis for the Committee’s annual review of the Company’s pay programs. The Committee considered this information in establishing base salaries, annual incentive targets and long-term incentive awards. The Committee approves all pay decisions related to the named executive officers and other members of the Senior Management Committee, if any.

The peer group approved in 2015 was further revised in 2016 to reflect the fact that two companies (Cytec Industries Inc. and OM Group Inc.) had been acquired. The Committee approved the addition of two companies (Chemtura Corporation and Quaker Chemical Corporation) to maintain

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

the peer group at 16 companies. The Committee approved this revised peer group at its June 2016 meeting and the group was used as a factor in making February 2017 compensation decisions:

Chemtura Corporation	Minerals Technologies Inc.
Compass Minerals International Inc.	NewMarket Corporation
HB Fuller Company	OMNOVA Solutions Inc.
Hexcel Corporation	Quaker Chemical Corporation
Innophos Holding Inc.	Rayonier Advanced Materials Inc.
Innospec Inc.	Sensient Technologies Corporation
Koppers Holdings Inc.	Stepan Company
Kraton Performance Polymers Inc.	Tronox Limited

2016 Executive Compensation Decisions

At its February 17, 2016 meeting, the Committee reviewed the current levels of pay for the executive officers. The Committee considered the competitive market data provided by the Compensation Consultant for base salary, annual incentive targets and long-term incentive awards, the recommendations of the CEO, and the experience, tenure and performance of each executive. After discussion, the Committee approved an increase to Mr. Thomas’s base salary of 2.5% to $913,200, 1% for Mr. Rutherford, and 2.5% for Mr. Duesenberg. Mr. Duesenberg’s target AIP was increased from 60% to 65%. No other changes were made to then-existing target AIP percentages. Because of her planned retirement in March 2016, Ms. Killian did not receive any long-term incentive awards and her base salary was not adjusted, but she did participate in the AIP.

The Committee also approved long-term incentive grants to Mr. Thomas, Mr. Rutherford and Mr. Duesenberg comprised of restricted share units, stock options and performance share units. In determining the size of long-term incentive award grants, the Committee evaluated competitive market data and discussed other relevant factors including the experience and retention of the NEOs, and the strategic direction of the Company. The Committee concluded that it would keep long-term incentive award calculated values consistent with 2015 award calculated values. The Committee established the goals for vesting of the performance share units for the 2016-2018 performance period, as discussed on page 20.

Mr. Schlater was named the Vice President and Chief Financial Officer, effective September 1, 2016, at a base salary rate of $400,000 and AIP target of 60%. Mr. Schlater was also granted restricted shares, stock options and performance shares for the 2016-2018 performance period. In determining Mr. Schlater’s compensation, the Committee considered competitive market data and the fact that Mr. Schlater is new to the CFO position.

At its meetings in February 2017, the Committee reviewed the Company’s performance compared to the goals for determining payouts for the 2016 AIP. Actual results at the corporate level were as follows:

Metrics	Weighting	2016 AIP Goals
		Threshold 25% Payout	Target 100% Payout	Maximum 200% Payout	Actual	Score
EBITDA(1) ($ millions)	70%	$148.8	$186.0	$223.2	197.9	92.4%
Net Sales Growth(2) (%)	20%	8.9%	10.5%	12.6%	11.0%	25.2%
Strategic Goals	10%	25%	100%	200%	150%	15.0%
Weighted Score						132.6%

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

(1)	For purposes of the AIP performance goals, EBITDA is compared relative to a budgeted amount. EBITDA is calculated as operating profit plus the depreciation and amortization included in operating profit. One-time charges, including restructuring, impairment charges and discontinued operations are excluded from operating profit. For divestitures made during 2016, actual results were measured through the date of divestiture and budgeted performance assumed for the remainder of the year. Acquisitions made in 2016 are excluded from the calculation, with the exception of Ferer, which was acquired in early January 2016. The calculation is made on a 2015 constant currency basis. Consequently, EBITDA as calculated for AIP purposes may differ from EBITDA as reported by the Company.

(2)	Net Sales Growth is calculated as year over year change in net sales (excluding Venezuela) on a 2015 constant currency basis relative to the approved budget. For divestitures made during 2016, actual results are measured through the date of divestiture and budgeted performance assumed for the remainder of the year. Acquisitions made in 2016 are excluded from the calculation, with the exception of Ferer.

The Committee also reviewed performance related to the Company’s strategic goals:

•	Inorganic Growth: Delivered $130 million of annualized acquisition revenue and gross margin of 33% with five acquisitions. Continued to significantly increase the value of the acquisition pipeline.

•	Organic Growth: Delivered third year of new products sales totaling $173 million with a gross margin of 34%. Organic pipeline value of $600 million over the next three years.

•	Operating Excellence: Delivered $8.6 million in direct spend reductions and reduced supply chain and logistics costs by $2.4 million.

•	Aligning Culture with Growth Strategy: Successfully managed succession planning and senior leadership changes while continuing to enhance culture and leadership training.

Based upon the financial results, the achievements related to the strategic goals of the Company and discussion of each executive officer’s contributions during 2016, the Committee determined that each of the executive officers would receive an AIP payout at the calculated performance score of 132.6% as follows: Mr. Schlater, $221,800; Mr. Duesenberg, $353,400; and Ms. Killian, $69,000. The Committee also determined that Mr. Thomas would receive an AIP payout of $1,210,900. Mr. Rutherford was awarded $400,300; reflecting a 126.0% performance score.

The Committee also reviewed the results for the goals established for performance share unit grants awarded in February 2014 for the 2014-2016 performance period:

Metrics		2014-2016 Performance Share Goals
	Weighting	Threshold 25% Payout	Target 100% Payout	Maximum 200% Payout	Actual	Score
2016 Return on Invested Capital(1)	70%	13.0%	14.0%	15.0%	13.7%	55.3%
Cumulative Cash Flow ($ million)(2)	30%	$120.0	$150.0	$180.0	200.0%	60.0%
Weighted Score						115.3%

The Compensation Committee exercised negative discretion in a non-formulaic manner, reducing the 115.3% funding to 97.7% funding because of performance as compared to the original plan for disposition of one of the Company´s businesses.

(1)	2016 Return on Invested Capital is the ratio of 2016 adjusted tax-affected operating income (excluding charges and precious metal lease expenses) to average invested capital during 2016. Invested capital is equal to total equity plus net debt. Total equity is measured by the value on the consolidated balance sheet. Total debt is equal to balance sheet short-term plus long-term debt plus pension liability plus the value of precious metal leases less cash (including precious metal collateral). Average invested capital is equal to the total of invested capital at the end of fourth quarter 2015 and each quarter of 2016 with the sum divided by five. Acquisitions are excluded in the year the acquisition is completed but included for any subsequent years of the performance period.

(2)

Cumulative Cash Flow is equal to the change in net debt from year-end 2013 to year-end 2016. Net debt is total debt on the balance sheet less cash (including precious metal collateral if applicable). The change in net debt is adjusted for the net

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effects of the restructuring spend, other one-time items (including proxy/Goldman Sachs expenditures and expenditures related to environmental remediation of disposed/idled assets), and for the pro-forma effect of any acquisitions and divestments.

Based on the results, the following payouts were made to executive officers:

	50% Delivered in # Shares	50% Delivered in Cash
Peter T. Thomas	56,226	$841,146.2
Jeffrey L. Rutherford	14,997	$224,354.37
Mark H. Duesenberg	9,819	$146,890.00
Ann Killian	5,956	$89,103.72

Additional Information Concerning Executive Compensation

Use of Tally Sheets

In 2016, the Compensation Committee reviewed comprehensive tally sheets illustrating the total compensation for the most recent two years for each named executive officer and the compensation and benefits payable upon termination, including voluntary termination, involuntary separation, and change in control.

Stock Ownership Guidelines

Ferro has maintained stock ownership guidelines for its Directors and executive officers since 1998, reinforcing one of the key objectives of the Company’s pay program, the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to support their intended purpose. The current guidelines, updated in December of 2015, require the CEO to achieve target ownership of five times base salary, the CFO to achieve target ownership of three times base salary, and other executive officers to achieve target ownership of two times base salary. Newly hired executives have five years to achieve their target ownership levels. The Company’s named executive officers meet or exceed the established guidelines with the exception of Mr. Schlater, who has five years from the date on which he assumed the Vice President & Chief Financial Officer position to meet the stock ownership guideline for that position.

Shares of Common Stock deemed to be owned by each executive officer include shares owned outright with no restrictions, restricted share grants, restricted share unit grants, shares owned in the 401(k) Plan, and shares deemed to be invested in Common Stock through the Deferred Compensation Plan and Supplemental 401(k) Plan.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and certain other executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to potentially qualify certain awards under the LTIP under the Section 162(m) exception and potentially preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Restricted shares do not qualify as performance-based compensation. The AIP is structured to potentially provide for Section 162(m) tax

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EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

deductibility. The Committee retains the discretion to grant awards or deliver compensation subject to the $1.0 million deductibility limitation if the Committee deems that to be in the best interests of the Company and its shareholders. Moreover, even if the Committee intends to grant compensation that qualifies as performance-based compensation for purposes of Section  162(m), the Company cannot guarantee that such compensation will so qualify or ultimately will be deductible by it.

Mitigation of Excessive Risk-Taking

Executive Compensation Recoupment Policy

The Compensation Committee has approved and implemented a formal compensation Clawback Policy. The policy allows the recovery of compensation from certain current and former key employees, including executive officers, in the event that Ferro is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements and the employees willfully committed an act of fraud, dishonesty or recklessness that contributed to Ferro’s obligation to prepare the accounting restatement.

Compensation Policies and Practices as Related to Risk Management

In 2016, the Compensation Committee conducted its annual risk assessment of the compensation policies and practices covering executive and non-executive employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee concluded the Company has a balanced pay for performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Anti-Hedging Policy

The Company has a policy against short sales of Ferro securities, and hedging or monetization activities involving Ferro securities, including but not limited to, equity swaps, collars, exchange funds and prepaid variable forward contracts. In addition, none of the directors or officers is party to any pledge arrangements with respect to their stock holdings.

Compensation Committee Interlocks and Insider Participation

During 2016, no officer or employee of Ferro served as a member of the Compensation Committee, nor were there any interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

Richard J. Hipple, Chair

David A. Lorber

Ronald P. Vargo

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2016 EXECUTIVE COMPENSATION

2016 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during the last three years to the Chief Executive Officer, the Chief Financial Officer and the Company’s other two highest-paid executive officers as of December 31, 2016:

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
		$	$	$	$	$	$	$	$
Peter T. Thomas	2016	913,200	-	2,126,400	913,644	1,210,900	1,933	227,861	5,393,938
President and	2015	890,950	-	2,144,187	915,269	820,600	-	290,269	5,061,275
Chief Executive Officer	2014	865,000	-	3,419,108	909,162	1,324,300	81,384	328,555	6,927,510
Jeffrey L. Rutherford	2016	488,900	-	567,360	243,540	400,300	-	69,356	1,769,456
Ex-Vice President and	2015	484,100	-	572,112	243,958	289,800	-	85,158	1,675,128
Chief Financial Officer	2014	470,000	-	562,870	242,316	468,000	-	93,225	1,836,411
Benjamin Schlater	2016	351,354	-	230,062	98,978	221,800	-	188,988	1,091,181
Vice President and
Chief Financial Officer
Mark H. Duesenberg	2016	410,000	-	372,480	159,900	353,400	-	67,244	1,363,024
Vice President,	2015	400,000	-	374,832	160,364	221,000	-	81,076	1,237,272
General Counsel and Secretary	2014	388,300	-	369,138	159,318	357,000	-	90,307	1,364,063
Ann E. Killian	2016	71,856	-	-	-	69,000	-	12,106	152,962
Ex-Vice President,	2015	378,700	-	314,415	133,921	191,800	-	75,191	1,094,028
Human Resources	2014	367,700	-	308,924	133,560	310,000	-	83,046	1,203,230

(1)	Salary. The amounts in this column consist of salary actually paid. For a description of the base salary rate in this column relating to 2016, see the Executive Compensation Discussion & Analysis beginning on page 17 above.

(2)	Bonus. The amounts in this column generally consist of guaranteed payments as bonuses of which none were awarded in the years shown.

(3)	Stock Awards. The amounts reported in this column are based on restricted share unit and performance share unit awards made under the LTIP to the executive officers listed in this table. The amount in this column for Mr. Thomas with respect to 2016 includes a February grant of 158,200 performance share units and 63,300 restricted share units. See the Executive Compensation Discussion & Analysis beginning on page 17. The amount in this column for Mr. Thomas with respect to 2015 includes a February grant of 124,200 performance share units and 49,700 restricted share units. The amount in this column for Mr. Thomas with respect to 2014 includes a special retention grant of 100,000 restricted stock units. The amounts in this column reflect the aggregate grant date fair value of awards to the executive officers listed in this table in 2016, 2015, and 2014, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards CodificationTM (“ASC”) Topic 718, Compensation – Stock Compensation. With respect to the performance share units awarded, these values are based upon the probable outcome of the relevant performance goals. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For a description of the Company’s restricted share, restricted share unit and performance share unit awards, see the Executive Compensation Discussion & Analysis beginning on page 17 above. See also Grants of Plan-Based Awards on page 34 relating to stock awards made in 2016.

(4)

Option Awards.    The amounts reported in this column are based on stock option awards made under the LTIP equal to the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The valuation used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form

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10-K for the fiscal year ended December 31, 2016. For a description of the Company’s stock option awards, see the Executive Compensation Discussion & Analysis beginning on page 17 above. See also Grants of Plan-Based Awards on page 34 relating to stock awards made in 2016.

(5)	Non-Equity Incentive Plan Compensation. The amounts in this column consist of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. For a discussion of the AIP, see the Executive Compensation Discussion & Analysis beginning on page 17 above.

(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive officer listed in this table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan because he was hired before July 1, 2003, when the plan was frozen to new entrants. He did not accrue any additional benefits after March 31, 2006 when the plans were frozen as to future benefit accruals. Consequently, the changes in pension value listed in this table for Mr. Thomas, relating to 2016, 2015, and 2014 are due to the changes in present value factors that are required to be updated each year. The measurement periods for 2016, 2015, and 2014 are the 12-month periods ending December 31, 2016, 2015, and 2014, respectively. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis beginning on page 17 above and Post-Employment Compensation on page 38 below.

(7)	All Other Compensation. The amounts in this column for 2016 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79, and (d) 2015 relocation costs for Mr. Schlater:

(a) and	(b)	The 2016 amounts in this column include Company contributions made under the 401(k) Plan and the Supplemental 401(k) Plan, regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest 20% for each year of service, with full vesting after five years of service. For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis beginning on page 17 above.

Each executive received the following company matching contribution and the basic pension contribution under the 401(k) Plan as of December 31, 2016: Mr. Thomas $28,110, Mr. Rutherford $18,861, Mr. Schlater $19,880, Mr. Duesenberg $23,995 and Ms. Killian $11,564. As of December 31, 2016, Mr. Thomas, Mr. Duesenberg and Ms. Killian were each 100% vested in their respective 401(k) Plan accounts, Mr. Rutherford was 80% vested, and Mr. Schlater was 20%.

Each executive received the following company matching contribution and the supplemental basic pension contribution under the Supplemental 401(k) Plan as of December 31, 2016: Mr. Thomas $192,944, Mr. Rutherford $48,233, Mr. Schlater $20,548, Mr. Duesenberg $42,260 and Ms. Killian $0. As of December 31, 2016, Mr. Thomas, Mr. Duesenberg and Ms. Killian were each 100% vested in their respective Supplemental 401(k) Plan accounts, Mr. Rutherford was 80% vested, and Mr. Schlater 20%.

	(b)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2016 amounts in this column include the taxable amount of the group term life insurance coverage.

	(c)	For Mr. Schlater, the figure represents the costs associated with Mr. Schlater’s relocation to Cleveland at the time of hire in 2015, including home sale assistance and reimbursement on home sales closing cost. Mr. Schlater was hired as the Vice President of Strategy and Corporate Development in 2015. At that time, the Company agreed to a relocation package that included certain costs for a home sale.

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2016 EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding 2016 awards under the AIP and under the LTIP, i.e., awards of performance share units, restricted share units and stock options to each of the executives and former executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock	All Other Options	Exercise or Base Price of Option Awards(6)	Grant Date Fair Value of Stock and Option Awards(7)
			Performance Share Units(3)	Restricted Share Units(4)	Stock Options(5)

	Date	$	Shares	Shares	Shares	Shares	Shares	$/Share	$

Peter T. Thomas
AIP Threshold		228,300
AIP Target		913,200
AIP Maximum		1,826,400
PS Threshold	2/17/16		39,550						379,680
PS Target	2/17/16		158,200						1,518,720
PS Maximum	2/17/16		316,400						3,037,440
Restricted Share Units	2/17/16			63,300					607,680
Stock Options	2/17/16				185,700			9.60	913,644

Jeffrey L. Rutherford
AIP Threshold		79,446
AIP Target		317,785
AIP Maximum		635,570
PS Threshold	2/17/16		10,550						101,280
PS Target	2/17/16		42,200						405,120
PS Maximum	2/17/16		84,400						810,240
Restricted Share Units	2/17/16			16,900					162,240
Stock Options	2/17/16				49,500			9.60	243,540

Mark H. Duesenberg
AIP Threshold		61,500
AIP Target		246,000
AIP Maximum		492,000
PS Threshold	2/17/16		6,925						66,480
PS Target	2/17/16		27,700						265,920
PS Maximum	2/17/16		55,400						531,840
Restricted Share Units	2/17/16			11,100					106,560
Stock Options	2/17/16				32,500			9.60	159,900

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Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock	All Other Options	Exercise or Base Price of Option Awards(6)	Grant Date Fair Value of Stock and Option Awards(7)
			Performance Share Units(3)	Restricted Share Units(4)	Stock Options(5)

	Date	$	Shares	Shares	Shares	Shares	Shares	$/Share	$

Ben Schlater
AIP Threshold		60,000
AIP Target		240,000
AIP Maximum		480,000
PS Threshold	2/17/16		2,975						28,560
PS Target	2/17/16		11,900						114,240
PS Maximum	2/17/16		23,800						228,480
PS Threshold	9/1/16		950						12,673
PS Target	9/1/16		3,800						50,692
PS Maximum	9/1/16		7,600						101,384
Restricted Share Units	2/17/16			4,700					45,120
Restricted Share Units	9/1/16			1,500					20,010
Stock Options	2/17/16				13,900			9.60	68,388
Stock Options	9/1/16				4,600			13.35	30,590

Ann E. Killian(8)
AIP Threshold		52,071
AIP Target		208,285
AIP Maximum		416,570

(1)	This column contains the possible payouts under the AIP. See Executive Compensation Discussion & Analysis beginning on page 17 above for a discussion of the AIP. For the 2016 AIP, 90% is based on the achievement of financial metrics, while 10% is based on achievement of strategic personal performance goals. The AIP target percentages for 2016 are multiplied by the executive’s base annual salary rate and assume an achievement of 100% on financial metrics and strategic personal performance goals to arrive at the target amount in this table. The AIP target percentages for 2016 are 100% for Mr. Thomas, 65% for Mr. Rutherford, 60% for Mr. Schlater, 60% for Mr. Duesenberg, and 55% for Ms. Killian. The AIP threshold reflects 25% of the applicable target percentage and the AIP maximum reflects 200% of the applicable target percentage. The actual payout of the AIP for 2016 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 32 above. See the Executive Compensation Discussion & Analysis beginning on page 17 above for more information on the 2016 AIP.

(2)	The equity plan-based awards granted to executive officers in 2016 were performance share units, restricted share units and stock options. See the Executive Compensation Discussion & Analysis beginning on page 17 above for a discussion of plan-based awards.

(3)	The amounts reported in this column represent the number of performance share units granted in 2016 under the LTIP that would be earned assuming performance achievement at threshold (25%), target (100%) and maximum (200%). No exercise price or other consideration is paid by the executive officers with respect to performance share unit awards. The measurement period for performance share unit awards is the three-year period beginning January 1, 2016 and ending December 31, 2018. See the Executive Compensation Discussion & Analysis beginning on page 17 above for a discussion of performance share units.

(4)	The amounts reported in this column represent restricted share units awarded to each executive officer in 2016 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share unit awards. These restricted share units vest three years after the grant date and are subject to a two-year holding period after vesting. In the case of death, disability or change in control, restricted share units become 100% vested and will be delivered to the executive officer or, in the case of death, the applicable beneficiary. See the Executive Compensation Discussion & Analysis beginning on page 17 above for a discussion of restricted share units.

(5)	The amounts in this column are the number of underlying stock options awarded to each executive officer in 2016 under the LTIP. The options have a maximum term of ten years, vest evenly at one-third per year on each annual anniversary of the grant date and fully vest at three years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis beginning on page 17 above for a discussion of stock options.

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2016 EXECUTIVE COMPENSATION

(6)	The amount reported in this column is the per share exercise price of the stock options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(7)	The amounts reported in this column were calculated as follows: (i) for performance share units granted on February 17, 2016, the grant date value of $9.60 per share was multiplied by the number of performance share units awarded; (ii) for restricted share units granted on February 17, 2016, the grant date value of $9.60 per share was multiplied by the number of restricted share units awarded; and (iii) for stock options granted on February 17, 2016, the grant date value of $4.92 per option was multiplied by the number of stock options. The performance share unit awards and the restricted share unit awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 81 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See also footnotes 3 and 4 to the Summary Compensation Table on page 32 above.

(8)	Ms. Killian retired in March 2016 and subsequently did not receive any performance share units, restricted share units or stock options for fiscal year 2016.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives and former executive named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2016:

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

Peter T. Thomas(2)
Stock Options	25,000	0		21.99	02/06/17
Stock Options	25,000	0		17.26	02/28/18
Stock Options	20,033	0		1.37	02/25/19
Stock Options	45,000	0		8.25	02/25/20
Stock Options	38,000	0		15.16	02/24/21
Stock Options	45,500	0		6.84	02/23/22
Stock Options	68,800	0		5.29	02/21/23
Stock Options	98,800	0		7.02	04/24/23
Stock Options	63,533	31,767		13.09	02/20/24
Stock Options	35,767	71,533		12.33	02/18/25
Stock Options	0	185,700		9.60	02/17/26
Restricted Share Units						46,100	660,613
Restricted Share Units						100,000	1,433,000
Restricted Share Units						49,700	712,201
Restricted Share Units						63,300	907,089
Performance Share Units								115,100	1,649,383
Performance Share Units								124,200	1,779,786
Performance Share Units								158,200	2,267,006

Jeffrey L. Rutherford
Stock Options	16,933	0		13.09	3/31/17
Stock Options	9,534	0		12.33	3/31/17
Performance Share Units								30,700	439,931

Ben Schlater(3)
Stock Options	3,248	6,494		11.97	09/01/25
Stock Options	0	13,900		9.60	02/17/26
Stock Options	0	4,600		13.35	9/1/26
Restricted Share Units						8,354	119,713
Restricted Share Units						3,676	52,677
Restricted Share Units						4,700	67,351
Restricted Share Units						1,500	21,495
Performance Share Units								9,190	131,693
Performance Share Units								11,900	170,527
Performance Share Units								3,800	54,454

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

Mark H. Duesenberg(4)
Stock Options	25,000	0		21.28	09/17/18
Stock Options	35,000	0		1.37	02/25/19
Stock Options	35,000	0		8.25	02/25/20
Stock Options	32,300	0		15.16	02/24/21
Stock Options	36,100	0		6.84	02/23/22
Stock Options	57,300	0		5.29	02/21/23
Stock Options	11,133	5,567		13.09	02/20/24
Stock Options	6,267	12,533		12.33	02/18/25
Stock Options	0	32,500		9.60	02/17/26
Restricted Share Units						8,100	116,073
Restricted Share Units						8,700	124,671
Restricted Share Units						11,100	159,063
Performance Share Units								20,100	288,033
Performance Share Units								21,700	310,961
Performance Share Units								27,700	396,941

Ann E. Killian
Stock Options	18,000	0		21.99	02/06/17
Stock Options	17,000	0		17.26	02/28/18
Stock Options	35,000	0		8.25	02/25/20
Stock Options	26,600	0		15.16	02/24/21
Stock Options	31,500	0		6.84	02/23/22
Stock Options	44,900	0		5.29	02/21/23
Stock Options	14,000	0		13.09	02/20/24
Stock Options	15,700	0		12.33	02/18/25
Restricted Share Units						14,700	163,464
Restricted Share Units						21,400	237,968
Performance Share Units								16,900	187,928
Performance Share Units								18,200	202,384

(1)	Shares listed in this column are restricted share awards made under the 2006 LTIP, 2010 LTIP, and 2013 LTIP (each of which vest three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Common Stock on the date prior to the payout date; however, the value set forth in the table is based on the closing share price on the NYSE of Common Stock as of December 31, 2016.

(2)	Mr. Thomas’s unvested option awards reported in the table vest as follows: for grant date 2/20/14: 31,767 vest on 2/20/17; for grant date 2/18/15: 35,766 vest on 2/18/17; and 35,767 vest on 2/18/18; for grant date 2/17/16: 61,900 vest on 2/17/17; 61,900 vest on 2/17/18 and 61,900 vest on 2/17/19.

(3)	Mr. Schlater’s unvested option awards reported in the table vest as follows: for grant date 9/01/15: 3,247 vest on 9/01/17; and 3,247 vest on 9/01/18; for grant date 2/17/16: 4,634 vest on 2/17/17; 4,633 vest on 2/17/18 and 4,633 vest on 2/17/19; for grant date 9/01/16: 1,534 vest on 9/01/17; 1,533 vest on 9/01/18 and 1,533 vest on 9/01/19.

(4)	Mr. Duesenberg’s unvested option awards reported in the table vest as follows: for grant date 2/20/14: 5,567 vest on 2/20/17; for grant date 2/18/15: 6,266 vest on 2/18/17; and 6,267 vest on 2/18/18; for grant date 2/17/16: 10,834 vest on 2/17/17; 10,833 vest on 2/17/18 and 10,833 vest on 2/17/19.

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2016 EXECUTIVE COMPENSATION

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2016:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Common Stock Acquired on Exercise	Value Realized on Exercise	Common Stock Acquired on Vesting	Value Realized on Vesting
	Shares	$	Shares	$
Peter T. Thomas	0	0	50,280	516,106
Jeffrey L. Rutherford	114,900	792,749	30,900	281,190
Benjamin Schlater	0	0	0	0
Mark H. Duesenberg	0	0	27,300	248,430
Ann E. Killian	0	0	21,400	194,740

(1)	The number of shares listed in these columns is the total number of restricted share units that vested during 2016 but remain subject to a holding period.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		Years	$	$
Peter T. Thomas(1)	DB Plan	7.0833	0	27,288
	Supplemental DB Plan	7.0833	0	(25,355)
Jeffrey L. Rutherford	-	-	-	-
Benjamin Schlater	-	-	-	-
Mark H. Duesenberg	-	-	-	-
Ann E. Killian	-	-	-	-

(1)	These amounts reflect Mr. Thomas’s accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2016, used for financial reporting purposes for the 2016 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the SEC’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’s accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2016. In addition, Mr. Thomas’s DB Plan benefit will not be payable to him in the form of a lump sum.

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Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s United States defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of then-current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the 401(k) Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental 401(k) Plan.

Ms. Killian, and Messrs. Schlater, Rutherford and Duesenberg, each of whom was hired after June 30, 2003, were never eligible for participation in the DB Program. Of the executives listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2016 because he was hired before July 1, 2003. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 32 above for information regarding the change in value of Mr. Thomas’s benefits under the DB Program for 2016.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2016 with respect to each of the executives and former executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

Name	Executive’s Contributions	Company’s Contributions(1)	Aggregate Earnings(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2016(3)
	$	$	$	$	$
Peter T. Thomas	-	192,944	301,189	-	1,537,506
Jeffrey L. Rutherford	-	48,233	47,323	-	259,489
Benjamin Schlater	-	20,548	-	-	20,548
Mark H. Duesenberg	-	42,260	80,985	-	403,793
Ann E. Killian	-	-		-

(1)	Amounts in this column are included as part of each executive’s 2016 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 32 above.

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2016 EXECUTIVE COMPENSATION

(2)	Aggregate Earnings in 2016 consist of deemed gains and/or losses.

(3)	Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service. As of December 31, 2016, Mr. Thomas and Mr. Duesenberg were each 100% vested in their respective Supplemental 401(k) Plan accounts and Mr. Rutherford was 60% vested. Ms. Killian retired on March 1, 2016 and received her benefit on September 1, 2016.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. There are no Company Contributions under the Deferred Compensation Plan and, among the executive officers and former executive officer listed in this table, none had an account balance as of December 31, 2016.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. In addition, any AIP payments are included in the calculation of supplemental basic pension contributions. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2016.

The Supplemental 401(k) Plan permits participants the option of a deemed investment in either Company Common Stock or the stable asset fund under the 401(k) Plan. During 2016, all of the Company’s contributions under the Supplemental 401(k) Plan were deemed invested in Company Common Stock for the named executive officers, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Termination and Change in Control Payments

Executive Separation Policy

The Compensation Committee has approved a formal separation policy for certain senior executives, including the CEO. The policy outlines the expected separation payments to certain senior executives if their employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason.” Under the policy, eligible senior executives will receive the following benefits:

•	A lump sum payment equal to 24 months of salary and target level bonus in the case of the CEO or 18 months of salary and target level bonus for certain other senior executives;

•	A pro-rated bonus for the portion of the year of termination that the executive officer was employed based on actual performance against bonus plan targets;

•	Continuation of health benefits for 24 months for the CEO or 18 months for certain other executive officers; and

•	Outplacement services for 24 months in an amount not to exceed $25,000 in the aggregate for the CEO or 12 months in an amount not to exceed $10,000 in the aggregate for certain other executive officers.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Separation benefits under the policy are payable only if (i) the executive officer has executed an agreement for non-competition, non-solicitation, confidentiality, non-disparagement

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(and, if specified by the Company, arbitration) and a release of all claims that the executive may have against the Company, its officers, fiduciaries, Directors, agents and employees and (ii) the executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the executive possesses relevant knowledge or information. The Compensation Committee may modify or terminate this policy from time to time; however, any modification or termination will not affect the rights of any executive whose termination or departure preceded such modification or termination.

Additional Termination Payments

While the Executive Separation Policy governs the separation pay and benefits that the Company will provide to executive officers if their employment with the Company terminates under certain circumstances, an executive officer may also receive payments under the AIP, the Supplemental 401(k) Plan, the DB Plan and the Supplemental DB Plan and the LTIP.

AIP. The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 23 above for a discussion of this plan. If an executive’s employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason,” then the policy will provide for any AIP-related payments. In other termination situations, payment of any AIP is governed by the AIP itself. Under the AIP, if the executive’s employment terminates as a result of retirement or death prior to the end of the year, the executive will receive a prorated AIP payout based on his or her annual rate of base salary at retirement or death, as applicable, and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year) or, in other termination situations, the executive will not receive any AIP payment for the year in which his or her employment terminates.

Supplemental 401(k) Plan. The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page 39 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid the first day of the seventh month following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with the Company terminated as of December 31, 2016, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Thomas ($1,537,506), Mr. Rutherford ($207,591), Mr. Duesenberg ($403,793) and Mr. Schlater ($4,110).

DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’s employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will

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2016 EXECUTIVE COMPENSATION

be paid in a lump sum the first day of the seventh month following the termination of his employment. If Mr. Thomas’s employment had terminated on December 31, 2016, then his estimated benefit under the Supplemental DB Plan would have been $257,000. In addition, if Mr. Thomas’s employment had terminated on December 31, 2016, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as January 1, 2017, in the gross amount of $1,627.87 per month (which includes a reduction for early commencement). Benefit Accruals under both the DB Plan and the Supplemental DB Plan (including those of Mr. Thomas) were frozen on March 31, 2006. See Post-Employment Compensation on page 38 for a discussion of these plans.

LTIP. The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page 23 above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance shares, performance share units, restricted shares and restricted share units. For stock options, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the applicable option exercise period.

Performance share units were granted under the LTIP to certain executives in 2016, 2015, and 2014. If an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance share units that have vested for completed performance periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock. Any performance share units for any performance period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance share units, if earned, for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock.

Restricted share units were granted under the LTIP to certain executives in 2016, 2015, and 2014. Those restricted share units vest three years from the date of the grant and then are subject to a two-year holding period. If the executive leaves during the three-year vesting period other than due to death, disability or a change in control, then the restricted share units are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted share units will vest and the executive (or, in the case of death, the applicable recipient) will receive the restricted share units. See Executive Compensation Discussion & Analysis on page 24 for a discussion of restricted share units.

Except as expressly provided otherwise in an applicable award agreement or change in control agreement, awards granted under the LTIP since 2014 have a “double trigger” change in control provision, which means that the vesting of awards will not accelerate upon a change in control unless the acquiring company does not assume the awards or, if they are assumed, the acquiring company terminates the participant’s employment within the 24 month period following the consummation of the change in control other than for cause.

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2016 EXECUTIVE COMPENSATION

The table below shows the estimated value of the payments under the LTIP for each of the executives and the former executives named in the Summary Compensation Table if they had left the Company on December 31, 2016:

Estimated Payments on Termination

Name	Resignation or Termination by the Company (Other Than by Reason of a Change in Control(1) (2)	Retirement(3)	Death or Disability(4)

	$	$	$

Peter T. Thomas
Stock Options	-	1,060,818	1,060,818
Restricted Shares	-	-	-
Restricted Share Units	1,433,000	-	3,712,903
Performance Share Units	-	1,941,998	1,941,998

Jeffrey L. Rutherford
Stock Options	-	-	282,767
Restricted Shares	-	-	-
Restricted Share Units	-	-	609,025
Performance Share Units	-	-	517,739

Benjamin Schlater
Stock Options	-	-	83,289
Restricted Shares	-	-	-
Restricted Share Units	-	-	261,236
Performance Share Units	-	-	162,773

Mark H. Duesenberg
Stock Options	-	-	185,694
Restricted Shares	-	-	-
Restricted Share Units	-	-	399,807
Performance Share Units	-	-	339,587

Ann E. Killian
Stock Options	-	-	-
Restricted Shares	-	-	-
Restricted Share Units	-	-	200,620
Performance Share Units	-	173,853	173,853

(1)	Payments for stock options, restricted shares, restricted share units and performance share units upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page 46 below.

(2)	Executives will not receive any payments for stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control) because the executives would not have received accelerated vesting of any stock options. Generally, restricted shares, restricted share units and performance share units are forfeited upon the executive’s resignation or termination by the Company (other than by reason of a change in control). However, the terms of the service-based retention grant of 100,000 restricted stock units awarded to Mr. Thomas on December 29, 2014 provide for accelerated vesting if Mr. Thomas is involuntarily terminated without “cause” or if Mr. Thomas terminates his employment for “good reason”.

(3)

The stock option amounts in the retirement column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to retirement and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2016, and the exercise price of in-the-money accelerated stock options. Mr. Thomas and Ms. Killian are the only officers listed in the table who would have been eligible for

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2016 EXECUTIVE COMPENSATION

accelerated vesting of stock options as they are the only officer who would have been eligible for retirement on December 31, 2016. There is no accelerated vesting of restricted shares and restricted share units upon retirement.

(4)	The stock option amounts in the death or disability column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to disability or death and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2016, and the exercise price of in-the-money accelerated stock options. The restricted share and restricted share unit amounts in this column consist of the restricted shares or restricted share units that are not fully vested on December 31, 2016 which would have received accelerated full vesting upon death or disability on that date. The performance share unit amounts in these columns equal the estimated amounts for the prorated portion of the 2015-2017 and 2016-2018 performance periods valued using the closing share price of the Company’s Common Stock on December 31, 2016, and assuming that the target performance had been obtained.

Change in Control Payments

The Company currently has change in control agreements (the “Change in Control Agreements”) with each of Messrs. Thomas, Schlater and Duesenberg. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disruptive circumstances arising from the possibility of a change in control of the Company.

In connection with Mr. Thomas’s appointment as the interim President and CEO, the Company agreed to make certain changes to his then-existing change in control agreement. Pursuant to his current change in control agreement, if a change in control of the Company occurs, (a) Mr. Thomas is entitled to a severance payment equal to three times his full year’s compensation (base salary plus bonus at the targeted amount) and continued participation in Ferro’s employee benefit programs for up to 36 months, (b) the agreement uses a definition of “Good Reason,” which does not include a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control, and (c) the agreement does not provide for an excise tax “gross-up;” but instead, provides Mr. Thomas with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Section 280G of the Code.

Under the form of Change in Control Agreement, if a change in control of the Company occurs, then the following will happen:

•	If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

¡	Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Thomas) the executive’s full-year compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

¡	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Thomas), except in the event of the executive’s death;

¡	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

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2016 EXECUTIVE COMPENSATION

¡	Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan in which the executive participates had he or she remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Thomas) over the benefits that are payable at the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Thomas) following termination;

¡	Provide the services of an outplacement firm; and

¡	Maintain the executive’s indemnification insurance for at least four years.

•	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

¡	Pay the executive’s estate a lump sum severance payment equal to the Termination Payment; and

¡	Pay the executive’s estate a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive (or, if applicable, the Executive’s estate) an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment was terminated).

Finally, with respect only to Mr. Duesenberg, if any of the foregoing payments are subject to an excise tax, the Company will provide a payment to cover such tax, and with respect to all named executive officers, the Company will pay the fees for tax advice for such named executive officers in connection with determinations and calculations related to excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

•	The Company has not terminated the executive’s employment because of disability;

•	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12-month period; and

•	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

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2016 EXECUTIVE COMPENSATION

The table below describes the estimated value of the payments each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2016 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments

	Payout Under the 2010 and 2013 Long-Term Incentive Compensation Plans plus Vesting Stock Options(1)	Severance (2)	Health & Welfare Benefits(3)	Annual Incentive Plan for 2016 (at target)	Retirement Benefits (4)	Out- placement Assistance	D & O Coverage Premiums(5)	Tax Advice	Total CIC Value	Excess Parachute Payment and Tax Gross Up(6)	Total
	$	$	$	$	$	$	$	$	$	$	$
Peter Thomas	$8,820,513	$5,479,200	$173,125	$913,200	$698,076	$50,000	$232,394	$5,000	$16,371,509	$0	$16,371,509
Jeff Rutherford	$1,970,842	$1,613,371	$66,870	$317,785	$140,463	$50,000	$232,394	$5,000	$4,396,725	$0	$4,396,725
Benjamin Schlater	$614,690	$1,280,000	$25,707	$240,000	$121,260	$50,000	$232,394	$5,000	$2,569,052	$0	$2,569,052
Mark Duesenberg	$1,293,403	$1,353,001	$63,976	$266,500	$141,720	$50,000	$232,394	$5,000	$3,405,994	$1,330,615	$4,736,609
Ann Killian	$461,426	$1,173,970	$73,785	$208,285	$130,257	$50,000	$232,394	$5,000	$2,335,117	$0	$2,335,117

(1)	This column includes the aggregate amounts related to stock options, restricted shares, restricted share units and performance share units. The stock option and restricted stock amounts in this column show the value of additional stock options, restricted share, restricted share units and performance share units that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Common Stock on December 31, 2016 and the exercise price of the in-the-money accelerated stock options.

(2)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Thomas) each executive’s full-year compensation (base salary plus bonus at the target amount).

(3)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(4)	The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(5)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

(6)	For Mr. Duesenberg and Ms. Killian, the amounts in this column consist of the payment that would be made by the Company to cover taxes on any excise tax incurred by the executive as a result of the change in control payments made to him or her.

46	Ferro Corporation 2017 Proxy Statement

2016 EXECUTIVE COMPENSATION

Director Compensation

The Compensation Committee periodically reviews the amount and form of payment of Director compensation. In 2016 Directors were paid a quarterly retainer of $16,250 ($65,000 per annum) and were awarded 8,000 deferred stock units. The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. The Chairs of the Audit, Compensation and Governance & Nomination Committee were also each paid an additional quarterly fee of $5,000 ($20,000 per annum). The Lead Director receives an additional quarterly fee of $6,250 ($25,000 per annum). Directors’ fees and other compensation for 2016 were:

Director Compensation

	Fees			Deferred Stock Units(3)
Name	Paid In Cash(1)	Deferred(2)	Total Fees	Number of Shares of Common Stock(3)	Value(4)	Total Compensation
	$	$	$	Shares	$	$
Richard J. Hipple	85,000	0	85,000	8,000	103,440	273,440
Gregory E. Hyland	110,000	0	110,000	8,000	103,440	323,440
David A. Lorber	65,000	0	65,000	8,000	103,440	233,440
Timothy K. Pistell	65,000	0	65,000	8,000	103,440	233,440
Andrew M. Ross	0	0	0	0	0	0
Allen A. Spizzo	0	0	0	0	0	0
Peter T. Thomas(5)	0	0	0	0	0	0
Ronald P. Vargo	85,000	0	85,000	8,000	103,440	273,440

(1)	Cash retainers are paid in quarterly installments.

(2)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(3)	The deferred stock units will be paid out in an equal number of shares of the Company. As of December 31, 2016 each Director (other than Messrs. Ross and Spizzo) held an aggregate number of 22,800 deferred stock units.

(4)	The amounts in this column reflect full fair value of the award on the date of the grant, April 24, 2015, and are computed in accordance with FASB ASC Topic 718.

(5)	Mr. Thomas is not paid any additional fees for his services as a Director because he is an employee of the Company.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends, if any, on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock credited to a Director’s deferred account after he or she ceases to be a Director.

Deferred stock units awarded annually to the Directors vest immediately at the time of the award; however, the deferred stock units are held for the account of each Director and are not converted into shares of Ferro Common Stock until such Director ceases to serve as a Director of the Company. The Company believes the requirement to hold the deferred stock units until cessation of service further aligns the interests of the Directors and shareholders. Upon cessation of the Director’s service as a Director, one share of Common Stock will be delivered for each deferred stock unit held. During the period between the vesting of the deferred stock unit and the delivery of the shares of Common Stock, the Director will not be entitled to exercise any voting rights with respect to the shares of Common Stock that correspond to the deferred stock units, but the Director will be entitled to receive a cash payment equivalent to any cash distributions or dividends paid on Common Stock with respect to the deferred stock units during such period.

Ferro Corporation 2017 Proxy Statement	47

PROPOSAL TWO: RATIFICATION OF COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Deloitte & Touche LLP served as the independent registered public accounting firm to the Company in 2016 and is expected to be retained to serve in such capacity in 2017. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the 2017 Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2017. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006 and is expected to continue as Ferro’s auditors for the year 2017. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the 2017 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

48	Ferro Corporation 2017 Proxy Statement

PROPOSAL TWO: RATIFICATION OF COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances the Company’s independent registered public accounting firm may be engaged to perform audit-related and non-audit services and must pre-approve any audit-related and non-audit services performed by the independent registered public accounting firm consistent with applicable regulations. Under no circumstance is the Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2016 and 2015, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2016	$3,588,000	$19,000	$777,000	$15,000
2015	$3,175,000	$119,000	$669,000	$90,000

Fees noted in “Audit Fees” in 2016 and 2015 represent fees for the audits of the annual consolidated financial statements and internal control over financial reporting as of and for the years ending December 31, 2016 and 2015; statutory audits of certain local subsidiary financial statements as of and for the years ended December 31, 2016 and 2015; and reviews of the interim financial statements included in quarterly reports.

Fees noted in “Audit-Related” in 2016 represent translation services generally performed by local statutory auditors. Fees in 2015 represent accounting consultations related to various M&A projects, capital certification reports and translation services generally performed by local statutory auditors.

Fees noted in “Tax Fees” in 2016 represent tax compliance services, primarily related to international transfer pricing, of $25,000 and tax planning services, primarily related to the European Treasury Financing Project and Phase III of the Centralized IP Alignment Project, of $752,000. Fees in 2015 represent tax compliance services, primarily related to international transfer pricing and value-added and payroll tax services, of $47,500 and tax planning services, primarily related to international tax consulting, of $621,500.

Fees noted in “All Other Services” in 2016 and 2015 represent fees for access to accounting research databases, as well as additional fees for site selection diligence assistance in 2015.

The Audit Committee has approved all audit-related and non-audit services described above and has concluded that the provision of these audit-related and non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Ferro Corporation 2017 Proxy Statement	49

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee assists the Board in its general oversight of Ferro Corporation financial reporting processes. The Audit Committee charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management, internal auditors and Ferro’s independent registered public accounting firm, Deloitte & Touche LLP, at least once each quarter. These meetings include executive sessions in which the Audit Committee meets separately with the independent registered public accounting firm, internal auditors and management personnel.

In performing these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual audited consolidated financial statements with management, the Company’s internal auditors and the Company’s independent registered public accounting firm prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. Deloitte & Touche LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP the audited financial statements of the Company for the fiscal year ended December 31, 2016. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald P. Vargo, Chair

Andrew M. Ross

Allen A. Spizzo

Timothy K. Pistell

50	Ferro Corporation 2017 Proxy Statement

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards. At our 2016 Annual Meeting of Shareholders, our shareholders expressed their support of our executive compensation policies and practices in our non-binding advisory vote on the executive compensation, with approximately 93% of the votes cast approving the executive compensation of our named executive officers. The Board of Directors has currently determined to hold the advisory vote on executive compensation each year and has recommended that shareholders approve holding the advisory vote each year as set forth in Proposal Four, meaning that after the 2017 Annual Meeting of Shareholders, the next advisory vote on executive compensation will be held at the 2018 Annual Meeting of Shareholders.

The Company is asking the shareholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required for Approval

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to approve the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Ferro Corporation 2017 Proxy Statement	51

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF THE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal Three above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s compensation of its named executive officers. Pursuant to Section 14A of the Exchange Act of the 1934 (which was added by the Dodd-Frank Act) at least once every six years, the Company must conduct an advisory vote on how often the Company should include an advisory vote on the Company’s compensation of its named executive officers in its proxy materials for future annual shareholder meetings. Under this Proposal Four, shareholders may vote to have the non-binding advisory vote on the Company’s compensation of its named executive officers every one year, every two years or every three years. The Company conducted an advisory vote on frequency at its 2011 Annual Meeting of Shareholders and the shareholders supported conducting a vote each year.

The Board of Directors believes that the advisory vote on compensation for the Company’s named executive officers should be conducted every year so that shareholders may annually express their views on the Company’s compensation principles, policies and practices.

Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the Company’s shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every year, every two years or every three years.”

Vote Required for Approval

As an advisory vote, this proposal is non-binding. However, the Company will consider the outcome of the vote when deciding the frequency with which to present to shareholders for a non-binding vote the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote of “ONE YEAR” with respect to how frequently a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

52	Ferro Corporation 2017 Proxy Statement

RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Recommending a Candidate for our Board of Directors

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders in accordance with the advance notice provisions in the Company’s Code of Regulations. Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124 USA. Shareholders may recommend candidates to be considered by the Committee at any time; however, for a candidate to be considered for election at an annual shareholders meeting, the notice must be received not less than 90 or more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. Based on the scheduled date of the 2017 Annual Meeting, for a shareholder’s candidate to be considered for nomination for election at the 2018 Annual Shareholders Meeting, notice must be received no earlier than December 28, 2017 and no later than January 27, 2018 to be timely. The recommendation notice should include the information required by the Company’s Amended and Restated Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a Director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a Director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Nominating a Person for Election as a Director under our Proxy Access Provisions

In December 2016, the Board of Directors approved an amendment to the Company’s Code of Regulations to adopt a proxy access provision. The provision permits an “eligible shareholder” who complies with the provision to nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and to have the nomination included in the Company’s proxy statement for that meeting. An “eligible shareholder” is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who owns and has owned continuously for at least 3 years at least 3% of the outstanding shares of capital stock of the Company entitled to vote generally for the election of Directors. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. The proxy access provision includes rules to determine whether a record or beneficial holder “owns” the capital stock of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.

To nominate a nominee, among other requirements that are set forth in the Code of Regulations, an Eligible Shareholder must submit a nomination notice no earlier than 150 calendar days and no later than 120 calendar days prior to the anniversary of the date that the Company commenced mailing or otherwise sending its proxy statement for the preceding year’s annual meeting of shareholders. With respect to the 2017 annual meeting of shareholders, the notice must be received no earlier than October 24, 2017 or later than November 23, 2017. For any nomination to be timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in the proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wished to be included

Ferro Corporation 2017 Proxy Statement	53

RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124.

The proxy access provision has a number of limitations and requirements related to Director nominations by eligible shareholders, which can be found in our Code of Regulations.

Making a Shareholder Proposal

Any shareholder who intends to present a proposal at the 2018 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8. Any such shareholder proposal must delivered to the Company at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not later than November 23, 2017, and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Regulations.

Any shareholder who intends to present a proposal at the 2018 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must comply with the advance notice provisions in the Regulations. Among other requirements, these provisions require that such shareholder deliver the proposal to Ferro at our headquarters at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, not less than 90 nor more than 120 calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the scheduled date of the 2017 Annual Meeting, a proposal for the 2018 Annual Meeting must be delivered no earlier than December 28, 2017 and no later than January 27, 2018 to be timely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder submits the proposal earlier than December 28, 2017 or later than January 27, 2018.

54	Ferro Corporation 2017 Proxy Statement

MISCELLANEOUS

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Additionally, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, (“Innisfree”) has been retained at an estimated cost not to exceed $15,000 plus customary costs and expenses, to aid in the solicitation of proxies for the 2017 Annual Meeting. Proxies may be solicited personally, by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 23, 2017.

The Company knows of no other matters to be submitted to the shareholders at the 2017 Annual Meeting. If any other matters properly come before the shareholders at the 2017 Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

FERRO CORPORATION

/s/ MARK H. DUESENBERG
By:	MARK H. DUESENBERG,
Secretary

March 23, 2017

Ferro Corporation 2017 Proxy Statement	55

APPENDIX A

APPENDIX A – NON-GAAP FINANCIAL INFORMATION AND RECONCILIATIONS

Ferro Corporation and Subsidiaries

Reconciliation of Reported to Adjusted Financials

For the Twelve Months Ended December 31, 2013, 2014, 2015 and 2016

(unaudited)

	Net Sales				Gross Profit					Total SG&A	Operating Income
(Dollars in millions)	PCG	PPO	PC	Ferro Total	PCG	PPO	PC	Other	Ferro Total	Ferro Total	Ferro Total
	2016
As Reported from Continuing Operations (GAAP)	$371.5	$246.8	$527.0	$1,145.3	$133.7	$84.3	$139.5	$(6.2)	$351.2	$241.7	$109.5
Special Items:
Non-GAAP Adjustments[1]					2.6	0.2		5.5	8.3	(33.6)	41.9
Total Special Items	—	—	—	—	2.6	0.2	—	5.5	8.3	(33.6)	41.9
Constant Currency FX Impact[2]
As Adjusted from Continuing Operations (Non-GAAP measure)	$371.5	$246.8	$527.0	$1,145.3	$136.4	$84.5	$139.5	$(0.7)	$359.6	$208.1	$151.5

	2015
As Reported from Continuing Operations (GAAP)	$376.8	$165.2	$533.4	$1,075.3	$128.2	$45.7	$126.9	$0.8	$301.7	$216.9	$84.8
Special Items:
Sold Business Venezuela			(8.4)	(8.4)			0.7		0.7	(0.1)	0.8
Nubiola Purchase Price Adj (“PPA”)						5.8			5.8	—	5.8
Non-GAAP Adjustments[1]								(1.8)	(1.8)	(28.1)	26.3
Total Special Items	—	—	(8.4)	(8.4)	—	5.8	0.7	(1.8)	4.7	(28.2)	32.9
Constant Currency FX Impact[2]	(4.9)	(0.8)	(34.3)	(40.1)	(1.6)	(0.2)	(7.3)	(0.0)	(9.1)	(4.6)	(4.6)
As Adjusted from Continuing Operations (Non-GAAP measure)	$371.8	$164.4	$490.6	$1,026.8	$126.6	$51.3	$120.4	$(1.0)	$297.3	$184.1	$113.1

	2014
As Reported from Continuing Operations (GAAP)	$407.7	$115.4	$588.5	$1,111.6	$135.0	$28.5	$131.0	$(9.4)	$285.1	$286.8	$(1.7)
Special Items:
Sold Business Venezuela			(19.8)	(19.8)			(3.4)		(3.4)	(1.8)	(1.6)
Non-GAAP Adjustments[1]								5.7	5.7	(94.6)	100.3
Total Special Items	—	—	(19.8)	(19.8)	—	—	(3.4)	5.7	2.3	(96.3)	98.7
Constant Currency FX Impact[2]	(43.9)	(6.3)	(98.5)	(148.7)	(13.5)	(1.3)	(20.6)	0.5	(35.0)	(20.7)	(14.3)
As Adjusted from Continuing Operations (Non-GAAP measure)	$363.8	$109.1	$470.3	$943.1	$121.4	$27.2	$107.0	$(3.2)	$252.4	$169.8	$82.6

	2013
As Reported from Continuing Operations (GAAP)	$390.0	$198.2	$600.4	$1,188.6	$112.8	$36.2	$134.1	$(5.5)	$277.7	$150.8	$126.9
Special Items:
Sold Business Venezuela and Metal Powders & Solar product lines		(83.0)	(19.0)	(102.0)		(6.0)	(3.6)		(9.6)	(5.6)	(3.9)
Non-GAAP Adjustments[1]								4.0	4.0	62.4	(58.4)
Total Special Items	—	(83.0)	(19.0)	(102.0)	—	(6.0)	(3.6)	4.0	(5.6)	56.8	(62.4)
Constant Currency FX Impact[2]	(44.7)	(5.4)	(111.1)	(161.2)	(11.7)	(1.2)	(22.2)	0.1	(35.1)	(24.1)	(11.0)
As Adjusted from Continuing Operations (Non-GAAP measure)	$345.3	$109.8	$470.3	$925.4	$101.1	$29.1	$108.3	$(1.5)	$237.0	$183.5	$53.5

1.	Non-GAAP adjustments are associated with several different types of non-recurring items that were recorded in “Cost of sales” and “Selling, general and administrative expenses” during the four years covered in the table from 2013 to 2016. For 2016, the adjustments to “Cost of sales” primarily include amortization of purchase accounting adjustments related to our recent acquisitions and pension and other post-retirement benefit mark-to-market adjustments. The adjustments to “Selling, general and administrative expenses” include legal, professional and other expenses related to certain business development activities as well as fees associated with certain reorganization projects and pensions and other post- retirement benefit mark-to-market adjustment. For 2015, the adjustments to “Cost of sales” primarily include pension and other post-retirement benefit mark-to-market adjustments. The adjustments to “Selling, general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities as well as fees associated with certain reorganization projects and pensions and other post retirement benefit mark-to-market adjustments. For 2014 and 2013, the adjustments include pension and other post-retirement benefit mark-to-market adjustments, certain severance costs, ongoing costs at facilities that were idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, and certain costs related to divested assets and product lines.

2.	Reflects the remeasurement of 2015, 2014, and 2013 reported and adjusted results using 2016 average exchange rates, resulting in constant currency comparative figures to 2016 reported and adjusted results.

Ferro Corporation 2017 Proxy Statement	A-1

It should be noted that adjusted net sales, gross profit, selling, general and administrative expenses and operating income referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented. The adjusted items presented above exclude certain special items including certain business development activities, gains/loss on sale of assets, pension and other postretirement benefit mark-to-market adjustments, the amortizations of purchase accounting adjustments related to our recent acquisitions and discontinued operations and other divestitures adjusted for constant currency FX impact. We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

A-2	Ferro Corporation 2017 Proxy Statement

Ferro Corporation and Subsidiaries

Reconciliation of Reported to Adjusted EBITDA from Continuing Operations

For the Twelve Months Ended December 31, 2013, 2014, 2015 and 2016

(unaudited)

(Dollars in millions)	2013	2014	2015	2016
Net income (loss) attributable to Ferro Corporation common shareholders (GAAP)	$71.9	$86.1	$64.1	$(20.8)
Less: Net income (loss) attributable to noncontrolling interests	0.5	0.2	(1.0)	0.9
(Income) loss from discontinued operations, net of income taxes	(8.5)	(94.8)	36.8	64.5
Restructuring and impairment charges	40.9	8.8	9.7	15.9
Other (income) expense, net	(12.4)	16.0	5.2	9.6
Interest expense	20.2	16.3	15.2	21.5
Income tax expense (benefit)	14.3	(34.2)	(45.1)	17.9
Depreciation and amortization	37.7	34.3	42.2	48.2
Less: interest amortization expense and other	(2.9)	(3.1)	(1.1)	(1.4)
Reported EBITDA	161.6	29.5	125.8	156.3
Cost of sales adjustments	4.0	5.7	0.8	4.7
SG&A adjustments	(62.4)	94.6	28.1	33.6
Adjusted EBITDA (Non-GAAP measure)	103.2	129.8	154.7	194.6
Less: Sold Business Venezuela and Metal Powders & Solar product lines	2.4	1.7	1.8	—
Adjusted EBITDA (Non-GAAP measure) from continuing operations[1]	$100.8	$128.1	$152.9	$194.6

1.	Adjusted EBITDA from continuing operations is net income (loss) attributable to Ferro Corporation common shareholders before the effects of income (loss) attributable to noncontrolling interest, restructuring and impairment charges, other (income) expense net, interest expense, income tax expense, depreciation and amortization, non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A, from continuing operations excluding discontinued operations and other divestitures.

It should be noted that adjusted EBITDA from continuing operations is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented. Adjusted EBITDA from continuing operations is net income attributable to Ferro Corporation common shareholders before the effects of net income (loss) attributable to noncontrolling interest, discontinued operations and other divestitures, restructuring and impairment charges, other expense (income), net, interest expense, income tax expense, depreciation and amortization, non-GAAP adjustments to cost of sales and non-GAAP adjustments to SG&A. We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Ferro Corporation 2017 Proxy Statement	A-3

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Twelve Months Ended December 31 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense (income), net	Income tax expense (benefit)[4]	Net (loss) income attributable to common shareholders	Diluted (loss) earnings per share
	2016
As reported	$794,075	$241,702	$15,907	$31,163	$ 17,868	$(20,817)	$(0.25)
Special items:
Restructuring	—	—	(15,907)	—	878	15,029	0.2
Pension[1]	(4,548)	(15,595)	—	—	6,713	13,430	0.2
Other[2]	(3,792)	(18,000)	—	(7,240)	8,205	20,827	0.3
Discontinued operations	—	—	—	—	—	64,464	0.8
Total special items[5]	(8,340)	(33,595)	(15,907)	(7,240)	15,796	113,750	1.34
As adjusted	$785,735	$208,107	$—	$23,923	$33,664	$92,933	$1.09

	2015
As reported	$773,661	$216,899	$9,655	$20,343	$(45,100)	$64,100	$0.72
Special items:
Restructuring	—	—	(9,655)	—	3,132	6,523	0.07
Pension[1]	1,697	(10,428)	—	—	—	8,731	0.10
Other[3]	(2,470)	(17,633)	—	(6,091)	66,017	(39,823)	(0.45)
Discontinued operations	—	—	—	—	—	36,779	0.42
Noncontrolling interest	—	—	—	—	—	(1,453)	(0.02)
Total special items[5]	(773)	(28,061)	(9,655)	(6,091)	69,149	10,757	0.12
As adjusted	$772,888	$188,838	$—	$14,252	$24,049	$74,857	$0.85

(1)	The adjustment relates to pension and other postretirement benefit mark-to-market adjustments.
(2)	The adjustments to “Cost of Sales” primarily include amortization of purchase accounting adjustments related to our recent acquisitions. The adjustments to “Selling general and administrative expenses” include legal, professional and other expenses related to certain business development activities, as well as fees associated with certain reorganization projects; and, the adjustments to “Other expense (income), net” primarily relate to the gain on an asset sale that was recognized during the year, to the finalization of the purchase price for the acquisition of Vetriceramici, impacts of currency-related items in Egypt, and the impact of the loss on a foreign currency contract associated with the purchase of Cappelle.
(3)	The adjustments to “Cost of sales” relate to impacts of currency-related items in Venezuela; the adjustments to “Selling general and administrative expenses” primarily include legal, professional and other expenses related to certain business development activities, as well as fees associated with certain reorganization projects; and, the adjustments to “Other expense (income), net” primarily relate to impacts of currency-related items in Venezuela and Argentina, loss on sale of assets and the impact of the loss on a foreign currency contract associated with the purchase of Nubiola.
(4)	The tax rate reflects the reported tax rate, adjusted for non-GAAP adjustments being tax effected at the respective statutory rate where the item originated.
(5)	Due to rounding, total earnings per share related to special items does not always add to the total adjusted earnings per share.

It should be noted that adjusted income, earnings per share and other adjusted items referred to above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with U.S. GAAP and a reconciliation of these financial measures to the most comparable U.S. GAAP financial measures is presented. The adjusted items presented above exclude

A-4	Ferro Corporation 2017 Proxy Statement

certain special items including certain business development activities, gains/loss on sale of assets, the impact of currency related items in Venezuela, pension and other postretirement benefit mark-to-market adjustments, the amortizations of purchase accounting adjustments related to our recent acquisitions and discontinued operations. We believe this data provides investors with additional information on the underlying operations and trends of the business and enables period-to-period comparability of financial performance.

Ferro Corporation 2017 Proxy Statement	A-5

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 27, 2017:

This Proxy Statement and annual report to security holders are available at

[http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy].

Note

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future may write or call Investor Relations at 6060 Parkland Boulevard, Suite 250, Mayfield Heights, Ohio 44124, Attention: Investor Relations, telephone 216.875.5400.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on April 26, 2017.

Vote by Internet • Go to www.investorvote.com/FOE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and ONE YEAR for Proposal 4.

1. ELECTION OF DIRECTORS	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard J. Hipple	☐	☐	02 - Gregory E. Hyland	☐	☐	03 - David A. Lorber	☐	☐
04 - Andrew M. Ross	☐	☐	05 - Allen A. Spizzo	☐	☐	06 - Peter T. Thomas	☐	☐
07 - Ronald P. Vargo	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm.		☐	☐	☐	3. Advisory vote on the compensation for named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of the advisory vote on the compensation for named executive officers.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02K0UB

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders you can be sure your shares are represented at the meeting by promptly returning your vote.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ferro Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2017

The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Benjamin J. Schlater and Jose Tortajada, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2017 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees, FOR Proposals 2 and 3 and ONE YEAR for Proposal 4.

IMPORTANT NOTICE TO PARTICIPANTS IN THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

As a participant in the Ferro Corporation 401(k) Plan (the “Plan”), you have the right to instruct Great–West Trust Company, LLC, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EDT on April 25, 2017, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and ONE YEAR for Proposal 4.

1. ELECTION OF DIRECTORS	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard J. Hipple	☐	☐	02 - Gregory E. Hyland	☐	☐	03 - David A. Lorber	☐	☐
04 - Andrew M. Ross	☐	☐	05 - Allen A. Spizzo	☐	☐	06 - Peter T. Thomas	☐	☐
07 - Ronald P. Vargo	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm.		☐	☐	☐	3. Advisory vote on the compensation for named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on the frequency of the advisory vote on the compensation for named executive officers.	☐	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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02K0VB

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders you can be sure your shares are represented at the meeting by promptly returning your vote.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ferro Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2017

The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Benjamin J. Schlater and Jose Tortajada, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2017 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees, FOR Proposals 2 and 3 and ONE YEAR for Proposal 4.

IMPORTANT NOTICE TO PARTICIPANTS IN THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

As a participant in the Ferro Corporation 401(k) Plan (the “Plan”), you have the right to instruct Great–West Trust Company, LLC, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EDT on April 25, 2017, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE